Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NXP SEMICONDUCTORS N.V.,

NIMBLE ACQUISITION LIMITED,

and

FREESCALE SEMICONDUCTOR, LTD.

MARCH 1, 2015

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2015 (this “Agreement”), by and among Freescale Semiconductor, Ltd., a Bermuda exempted limited liability company (the “Company”), NXP Semiconductors N.V., a Dutch public limited liability company (“Parent”), and Nimble Acquisition Limited, a Bermuda exempted limited liability company and indirect, wholly-owned subsidiary of Parent (“Sub”).

WHEREAS, the board of directors of each of Parent, Sub and the Company, has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent, Sub or the Company, as the case may be, and (b) approved this Agreement, the Bermuda Merger Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the board of directors of the Company has determined that the Merger Consideration represents the fair value of each Company Common Share under the Laws of Bermuda and has recommended approval of the Merger, the Bermuda Merger Agreement and this Agreement by the Company’s shareholders;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, Freescale Holdings L.P. and certain of its equityholders are executing a support agreement in favor of Parent (attached hereto as Exhibit A, the “Support Agreement”), pursuant to which, among other things, Freescale Holdings L.P. and such equityholders have agreed to vote all their Company Common Shares in favor of the approval of this Agreement and the Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, Parent and certain equityholders of Freescale Holdings L.P. are agreeing to enter into at Closing shareholders agreements (in the forms attached hereto as Exhibit B, the “Shareholders Agreements”), that contain, among other things, provisions regarding registration rights in favor of certain equityholders of the Company; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2015 CapEx Budget” has the meaning set forth in Section 6.1(b)(xii).

“2020 Notes” means Freescale Sub’s 10.75% Senior Notes due 2020 issued pursuant to the Indenture, dated as of September 30, 2010, among Freescale Sub, the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2021 Notes” means Freescale Sub’s 5.000% Senior Secured Notes due 2021 issued pursuant to the Indenture, dated as of May 21, 2013, among Freescale Sub, the guarantors listed therein and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2022 Notes” means Freescale Sub’s 6.000% Senior Secured Notes due 2022 issued pursuant to the Indenture, dated as of November 1, 2013, among Freescale Sub, the guarantors listed therein and Wells Fargo Bank, National Association, as trustee.

“Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Parent, Sub or any controlled Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement (including any such transaction required pursuant to Section 6.8(a) of this Agreement), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into such securities) representing fifteen percent (15%) or more of the issued and outstanding Company Common Shares, including pursuant to a merger, amalgamation, consolidation or other business combination, sale of share capital, issuance of securities, tender offer or exchange offer or similar transaction involving the Company or (ii) fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole.

“Action” means any lawsuit, claim, complaint, action, formal investigation or proceeding before or by any Governmental Entity or any arbitration tribunal, administrative body or judicial authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 6.8(b).

“Appraised Fair Value” has the meaning set forth in Section 3.3.

“Available Financing” has the meaning set forth in Section 6.13(b).

“Benefit Plans” means (a) each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each material employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (c) each other material plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability. The term “Benefit Plan” specifically does not include benefit plans of Motorola, Inc. which the Company maintained prior to December 2, 2004, or to which the Company contributed pursuant to the employee matters agreement dated June 18, 2004, between the Company and Motorola, Inc. (the “Motorola Plans”).

“Bermuda Merger Agreement” means the statutory merger agreement between the Company and Sub substantially in the form of the agreement attached hereto as Exhibit C.

“Book Entry Shares” means outstanding non-certificated Company Common Shares represented by entry in the register of shareholders of the Company only.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York, Hamilton, Bermuda or Eindhoven, the Netherlands are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.1(d).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) the receipt by the Parties of written notice from CFIUS of its (a) determination that the transactions contemplated hereby are not subject to the DPA or (b) determination to the effect that review of all of the transactions contemplated hereby has been concluded and that a determination has been made that there are no unresolved national security concerns, or (ii) if following an investigation conducted by CFIUS pursuant to 31 C.F.R. §800.503, CFIUS reports the transactions contemplated hereby to the President of the United States and then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Change of Control Offer” has the meaning set forth in Section 6.14(b).

“Change of Parent Recommendation” has the meaning set forth in Section 6.3(f).

“Change of Recommendation” has the meaning set forth in Section 6.3(d).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act of 1981 (of Bermuda), as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 4.6.

“Company Balance Sheet Date” means December 31, 2014.

“Company Common Share” means a common share of the Company, $0.01 par value.

“Company Common Warrant” means the warrants exercisable for Company Common Shares issued pursuant to the Warrant Agreement, dated as of December 1, 2006, by and between Freescale Holdings (Bermuda) I, Ltd., and Freescale Holdings L.P.

“Company Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of March 1, 2013, among Freescale Sub, Freescale Holdings V, Inc., Freescale Holdings IV, Ltd., Freescale Holdings III, Ltd., the lenders from time to time party thereto, and Citibank, N.A., as administrative agent, collateral agent, swing line lender and letter of credit issuer (as amended, restated, supplemented or otherwise modified from time to time).

“Company Credit Agreement Termination” means the termination of commitments under the Company Credit Agreement, the repayment in full of all Obligations (as defined in such Company Credit Agreement) then outstanding thereunder (other than contingent indemnity obligations not then due and payable that by their terms survive termination of such agreement) (using funds arranged by Parent) and the release of all Liens in connection therewith on the Closing Date.

“Company Disclosure Document” means the Proxy Statement/Prospectus and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders (including Registered Shareholders) in connection with the transactions contemplated by this Agreement.

“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 2006 Management Incentive Plan, the Company’s Amended and Restated 2007 Employee Incentive Plan and the Company’s Amended and Restated 2011 Omnibus Incentive Plan as well as any other plans or agreements pursuant to which the Company has granted equity awards (including equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time).

“Company Financial Statements” has the meaning set forth in Section 4.5(b).

“Company Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has a material adverse change in, or material adverse effect on, (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby before the Termination Date; provided, however, that for purposes of clause (a) a “Company Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (including the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners) (provided that this clause (iii) shall not apply with respect to Section 4.4), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (v) changes after the date of this Agreement in GAAP, in the interpretation of GAAP, or in the accounting rules and regulations of the SEC, (vi) any other action taken at the written request of Parent or Sub, (vii) any Action brought or threatened by shareholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents or Parent Disclosure Documents, (viii) any changes after the date of this Agreement in Law or (ix) any decrease or decline in the market price or trading volume of the Company Common Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (ix), the underlying cause of any such decrease or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred), except, in the case of clauses (i), (ii), (iv), (v) and (viii), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries and geographies in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effect may be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Performance Restricted Share Unit” means a performance-based restricted share unit issued pursuant to any of the Company Equity Plans.

“Company Preferred Shares” means the preference shares, $0.01 par value, of the Company.

“Company Products” means the products and services designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by or for the Company or any of its Subsidiaries.

“Company Real Property” has the meaning set forth in Section 4.14(a).

“Company Restricted Share Unit” means a restricted share unit issued pursuant to any of the Company Equity Plans (other than Company Performance Restricted Share Units).

“Company SEC Reports” has the meaning set forth in Section 4.5(a).

“Company Shareholders’ Agreement” means the Shareholders’ Agreement of the Company, dated June 1, 2011, by and among the Company, Freescale Holdings L.P., each of the Blackstone Investors (as defined therein), each of the Carlyle Investors (as defined therein), each of the TPG Investors (as defined therein) and each of the Permira Investors (as defined therein).

“Company Shareholder Approval” has the meaning set forth in Section 4.21.

“Company Shareholder Meeting” has the meaning set forth in Section 6.7(a).

“Company Stock Option” means an option to purchase Company Common Shares granted pursuant to one of the Company Equity Plans.

“Confidentiality Agreement” means that certain letter agreement dated December 22, 2014, by and between the Company and Parent, as amended on January 29, 2015, and as may be further amended or supplemented from time to time.

“Consent and Offer Documents” has the meaning set forth in Section 6.14(b).

“Consent Solicitation” has the meaning set forth in Section 6.14(b).

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract or agreement.

“Converted Parent Option” has the meaning set forth in Section 3.4(a).

“Converted PRSUs” has the meaning set forth in Section 3.4(d).

“Converted RSUs” has the meaning set forth in Section 3.4(c).

“Customer Information” has the meaning set forth in Section 4.12(e).

“D&O Indemnitee” has the meaning set forth in Section 6.6(a).

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“Debt Commitment Letter” has the meaning set forth in Section 5.14.

“Debt Financing” has the meaning set forth in Section 5.14.

“Debt Financing Agreements” has the meaning set forth in Section 6.13(b).

“Debt Financing Sources” the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, the Debt Commitment Letter, the Debt Financing Agreements or other financings in connection with the transactions contemplated hereby, including the Lenders named in Section 5.14 and the lender parties or noteholders to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Dissenting Shares” means Company Common Shares held by a Dissenting Shareholder.

“Dissenting Shareholder” means a Registered Shareholder who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of Registered Shareholders to require the appraisal of the fair value of their Company Common Shares pursuant to section 106(6) of the Companies Act.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

“Effective Time” has the meaning set forth in Section 2.2.

“Employees” has the meaning set forth in Section 6.4(a).

“Environmental Claim” means any claim, notice, directive, action, investigation, suit, complaint, proceeding, demand, abatement order or other order by any Person alleging liability or potential liability arising out of, relating to, based on, or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law, or (c) any other obligations or liabilities under any Environmental Laws.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment or of human health, including (as relates to Hazardous Materials) employee health and safety, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

“Environmental Report” means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or Hazardous Materials or any proposed or anticipated change in or addition to Environmental Law, that would reasonably be expected to affect the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“ESPP” means the Amended and Restated Freescale Semiconductor, Ltd. Employee Share Purchase Plan.

“Excess Shares” has the meaning set forth in Section 3.1(f)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Executive Severance Plan” has the meaning set forth in Section 6.1(b)(viii).

“Exercise Date” has the meaning set forth in Section 6.10.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financing Information” means (a) the Required Financing Information, (b) all other financial statements and financial and other data and information regarding the Company and its Subsidiaries of the type and form and for the periods customarily included in Syndication and Offering Materials and (c) all other data that would be necessary for the Lenders and is customarily provided in connection with a financing such as, or similar to, the Available Financing.

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.8(a).

“Foreign Benefit Plan” means any Benefit Plan that is maintained pursuant to or is subject to the Laws of a country other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Freescale Sub” means Freescale Semiconductor, Inc., a Delaware corporation.

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Materials” means any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any law relating to pollution, waste, or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means all rights in patents, patent applications, trademarks, trademark applications, service mark registrations and service mark applications, trade names,

trade dress, logos, slogans, uniform resource locators, Internet domain names, Internet domain name applications, registered copyrighted works, technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

“IRS” means the U.S. Internal Revenue Service.

“Joint Defense Agreement” means that certain joint defense agreement by and between the Company and Parent, dated as of February 7, 2015.

“Knowledge” means such facts and other information that as of the date of determination are actually known to (i) with respect to the Company, the Persons set forth on Section 1.1(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the Persons set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lenders” has the meaning set forth in Section 5.14.

“License-In Agreements” has the meaning set forth in Section 4.12(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout and at the end of which (a) the conditions set forth in Sections 7.1 and 7.2 are satisfied (except for those conditions that by their nature are to be satisfied by actions taken at the Closing) and (b) Parent shall have the Required Financing Information from the Company; provided that such fifteen (15) consecutive Business Day period (i)(x) shall either end on or prior to August 14, 2015 or, if such period has not ended on or prior to August 14, 2015, then it shall commence no earlier than September 8, 2015 and (y) shall either end on or prior to December 17, 2015 or, if such period has not ended on or prior to December 17, 2015, then it shall commence no earlier than January 4, 2016 and (ii) none of November 25, 2015 and November 27, 2015 shall be deemed a Business Day for purposes of such period; provided, however, the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Parent by the Available Financing are made available to Parent to complete the transactions contemplated by this Agreement; provided, further, that if the Company in good faith reasonably believes that Parent has the Required Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Financing Information as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financing Information and, within two (2)

Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information the Company has not delivered); provided, further, that the Marketing Period shall not be deemed to have commenced if prior to the completion of the Marketing Period, (I) KPMG LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by KPMG LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Financing Information that is available to Parent on the first day of any such fifteen (15) consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such fifteen (15) consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such fifteen (15) consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financing Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new fifteen (15) consecutive Business Day period or (III) the Company shall have announced its intention to restate any historical financial statements of the Company included in the Required Financing Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financing Information has been amended or the Company has announced that it has concluded no such restatement shall be required.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Application” has the meaning set forth in Section 2.2.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Parent Ordinary Shares, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Ordinary Shares, or such other applicable ordinary share, is then traded.

“Nasdaq Rules” means the rules and regulations of the Nasdaq Global Select Market.

“New-Hire/Promotion Awards” means equity incentive compensation grants to new hires and new promotions with an aggregate grant date fair value consistent with the value of awards previously made by the Company to similar new hires and promotions.

“Notes” means, collectively, (a) the 2021 Notes, and (b) the 2022 Notes.

“NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for the Company Common Shares, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Shares, or such other applicable common share, is then traded.

“NYSE Rules” means the rules and regulations of the NYSE.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offering Period” has the meaning set forth in Section 6.10.

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Company or any controlled Affiliate thereof (other than any transaction required pursuant to Section 6.8 of this Agreement) to acquire (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into such securities) representing fifteen percent (15%) or more of the Parent Ordinary Shares and/or Parent Preferred Shares pursuant to a merger, amalgamation, consolidation or other business combination, sale of shares, tender offer or exchange offer or similar transaction involving Parent or (ii) fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of Parent) of Parent and its Subsidiaries, taken as a whole.

“Parent Balance Sheet” has the meaning set forth in Section 5.15.

“Parent Capital Increase” has the meaning set forth in Section 3.5.

“Parent Disclosure Documents” means the Proxy Statement/Prospectus and each other document required to be filed by Parent with the SEC or required to be distributed or otherwise disseminated to Parent’s shareholders in connection with the transactions contemplated by this Agreement.

“Parent Disclosure Schedule” means the disclosure schedule, delivered by Parent to the Company immediately prior to the execution of this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 5.4(b).

“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has a material adverse change in, or material adverse effect on, (a) the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent or Sub to consummate the transactions contemplated hereby before the Termination Date; provided, however, that for purposes of clause (a) a “Parent Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which Parent and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (including the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated hereby, including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners) (provided that this clause (iii) shall not apply with respect to Section 5.4), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, (v) changes after the date of this Agreement in GAAP, in the interpretation of GAAP, or in the accounting rules and regulations of the SEC, (vi) any other action taken at the written request of the Company, (vii) any Action brought or threatened by shareholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents or Parent Disclosure Documents, (viii) any changes after the date of this Agreement in Law or (ix) any decrease or decline in the market price or trading volume of the Parent Ordinary Shares or any failure by Parent to meet any projections, forecasts or revenue or earnings predictions of Parent or of any securities analysts (provided that, in the case of this clause (ix), the underlying cause of any such decrease or decline may be taken into account in determining whether a Parent Material Adverse Effect has occurred), except, in the case of clauses (i), (ii), (iv), (v) and (viii), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries and geographies in which Parent operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effect may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

“Parent Measurement Price” means the volume weighted average trading price of Parent Ordinary Shares on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Option” means an option to purchase or to subscribe for Parent Ordinary Shares granted pursuant to one of Parent’s equity incentive plans.

“Parent Ordinary Share” means any ordinary share (gewoon aandeel) of Parent, par value EUR 0.20 per share.

“Parent Plans” has the meaning set forth in Section 6.4(c).

“Parent Preferred Share” means any preferred share (preferent aandeel) in the share capital of Parent.

“Parent Recommendation” has the meaning set forth in Section 6.7(b).

“Parent SEC Reports” has the meaning set forth in Section 5.4(a).

“Parent Shareholder Approval” has the meaning set forth in Section 5.17.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.7(a).

“Parent Superior Proposal” means any Parent Acquisition Proposal (substituting the term “one hundred percent (100%)” for the term “fifteen percent (15%)” in the instance in clause (i) where such term appears therein and substituting the term “all or substantially all” for the term “fifteen percent (15%) or more”) that Parent’s board of directors has determined, after consultation with its outside legal counsel and financial advisors, that the failure to approve such agreement and enter into such transaction would be inconsistent with the fiduciary duties of Parent’s directors under applicable Law.

“Partnership” means any partnership, joint venture or other similar agreement, arrangement or entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (c) Liens reflected in the Company Balance Sheet, as applicable, and (d) with respect to any Real Property Lease or Owned Real Property, Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which are not violated by the current use or occupancy of the real property or the operation of the business of the Company and its Subsidiaries as presently conducted.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.7(b).

“Qualifying Parent Transaction” means any acquisition of (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into such securities) representing fifty percent (50%) or more of the issued and outstanding Parent Ordinary Shares, including pursuant to a merger, amalgamation, consolidation or other business combination, sale of share capital, issuance of securities, tender offer or exchange offer or similar transaction involving Parent or (b) all or substantially all of the assets (including the capital stock of the Subsidiaries of the Company) of Parent and its Subsidiaries, taken as a whole.

“Qualifying Transaction” means any acquisition of (a) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into such securities) representing fifty percent (50%) or more of the issued and outstanding Company Common Shares, including pursuant to a merger, amalgamation, consolidation or other business combination, sale of share capital, issuance of securities, tender offer or exchange offer or similar transaction involving the Company or (b) all of substantially all of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole.

“Real Property Lease” has the meaning set forth in Section 4.14(a).

“Registered Shareholder” means a registered holder of Company Common Shares.

“Registrar” has the meaning set forth in Section 2.2.

“Registration Statement” has the meaning set forth in Section 6.7(b).

“Related Parties” means each party hereto, former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Financing Information” means (a) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty five (45) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year).

“RF Power Business” means either the business as conducted by or on behalf of Parent and its Subsidiaries as of the date hereof or the business as conducted by or on behalf of Company and its Subsidiaries in respect of researching, designing, developing, testing, manufacturing, commercializing, packaging, marketing, distributing, selling and/or servicing semiconductors (including modules incorporating such semiconductors) which (i) have more than 1 (one) Watt average RF output power; and (ii) are manufactured using Silicon Lateral Diffused Metal Oxide Semiconductor (Si-LDMOS), Gallium Nitride on Silicon Carbide (GaN-on-SiC), or Gallium Arsenide (GaAs) process technologies.

“RF Sale” has the meaning set forth in Section 6.8(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Employee” means an employee of the Company or any of its Subsidiaries with a title of Vice President or above.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.

“Shareholders Agreement” has the meaning set forth in the Recitals.

“Significant Customer” has the meaning set forth in Section 4.19(a).

“Significant Supplier” has the meaning set forth in Section 4.19(b).

“Solvent” has the meaning set forth in Section 5.16.

“Statutory Merger Formalities” has the meaning set forth in Section 5.2.

“Sub” has the meaning set forth in the Preamble.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.

“Superior Proposal” means any Acquisition Proposal (substituting the term “one hundred percent (100%)” for the term “fifteen percent (15%)” in the instance in clause (i) where such term appears therein and substituting the term “all or substantially all” for the term “fifteen percent (15%) or more”) that the Company’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated hereby.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Shares” has the meaning set forth in Section 2.2.

“Syndication and Offering Materials” shall mean reasonable and customary syndication and offering documents and materials, including information memoranda and packages, lender and investor presentations, bank information memoranda, private placement memoranda, prospectuses, rating agency materials and presentations, road show presentations and similar documents and materials that are required in connection with the Available Financing, as amended or supplemented from time to time.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments or attachments to any of the foregoing.

“Taxes” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Terminated Plan” has the meaning set forth in Section 6.4(e).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“United States” and “U.S.” mean the United States of America.

“U.S. Benefit Plan” means any Benefit Plan that is maintained pursuant to or is subject to the Laws of the United States.

“WARN Act” has the meaning set forth in Section 4.16(e).

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

If in this Agreement a Dutch term is placed in italics and in parentheses immediately following an English term, then the meaning of that Dutch term under the Laws of the Netherlands prevails.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Companies Act, the Sub shall be merged with and into the Company (the “Merger”) under Section 104(H) of the Companies Act, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving company pursuant to the Companies Act and as a wholly owned indirect subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Effective Time. Subject to the terms of this Agreement and the Bermuda Merger Agreement, the parties shall (a) on or prior to the Closing Date, execute and deliver the Bermuda Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Corporation (the “Merger Application”) to be executed and delivered to the Registrar of the Companies in Bermuda (the “Registrar”) as provided under and in accordance with Section 108 of the Companies Act, and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar (such time, the “Effective Time”). At the Effective Time, each Company Common Share will be converted into one common share, par value $0.01 per share of the Surviving Corporation (the “Surviving Corporation Shares”) and the Surviving Corporation shall deliver to the Exchange Agent, solely for the account and benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)), a number of Surviving Corporation Shares equal to the total number of Company Common Shares outstanding immediately prior to the Effective Time.

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., New York City Time, on a date to be mutually agreed by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier of (x) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (y) the third Business Day immediately following the last day of the Marketing Period. The date on which the Closing actually occurs is the “Closing Date”.

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Memorandum of Association and Bye-laws of the Surviving Corporation. The memorandum of association of Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association of the Surviving Corporation until thereafter amended in accordance with the Companies Act and as provided in such memorandum of association, except that (i) the name of the Surviving Corporation as provided in such memorandum of association shall be “Freescale Semiconductor, Ltd.” and (ii) the authorized share capital of the Surviving Company as provided in such memorandum of association shall be the authorized share capital of the Company immediately prior to the Effective Time. The bye-laws of Sub, as in effect immediately prior to the Effective Time, shall be the bye-laws of the Surviving Corporation until thereafter amended in accordance with the Companies Act and as provided in such bye-laws, except that the name of the Surviving Corporation as provided in such bye-laws shall be “Freescale Semiconductor, Ltd.”

Section 2.6 Directors and Officers of the Surviving Corporation. The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s bye-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s bye-laws.

Section 2.7 Governance Matters. Prior to the Effective Time, Parent shall take all necessary action to cause two (2) individuals who are not Affiliated with any equityholders of Fender L.P. to be designated by the Company immediately prior to the Effective Time to become non-executive members of the board of directors of Parent as of the Effective Time.

ARTICLE III

CONVERSION OF SHARES

Section 3.1 Conversion of Shares.

(a) At the Effective Time, each common share of the Company, $0.01 par value (a “Company Common Share”), issued and outstanding immediately prior to the Effective Time (other than Company Common Shares to be cancelled pursuant to Section 3.1(c)) shall be automatically converted into one Surviving Corporation Share, and each of the resulting Surviving Corporation Shares shall be automatically exchanged for (subject to Section 3.3) the right to receive (i) 0.3521 (the “Exchange Ratio”) of a duly authorized, validly issued and fully paid ordinary share (gewoon aandeel) of Parent, par value EUR 0.20 per share (a “Parent Ordinary Share,” and such Parent Ordinary Share, the “Parent Share Consideration”); and (ii) $6.25 in cash, without interest (the “Cash Consideration”, and together with the Parent Share Consideration, the “Merger Consideration”).

(b) Each common share, $1.00 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid common share of the Surviving Corporation.

(c) All Company Common Shares that are owned by the Company as treasury shares immediately prior to the Effective Time and any Company Common Shares owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each Company Common Share converted into a Surviving Corporation Share and the right to receive the Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders of Book Entry Shares and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Company Common Shares (the “Certificates”) shall cease to have any rights with respect thereto other than the right to receive Surviving Corporation Shares in accordance with Section 3.1(a) and, upon transfer of such Surviving Corporation Shares in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Company Common Share.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of issued or outstanding Company Common Shares, Parent Ordinary Shares or Parent Preferred Shares shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Shares, Parent Ordinary Shares or Parent Preferred Shares) with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

(f) No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, but in lieu thereof each Registered Shareholder that would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.2(g), receive compensation in accordance with either option (i) or option (ii) below, at the election of Parent.

(i) The compensation shall be an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average of the per share closing prices of Parent Ordinary Shares reported on Nasdaq during the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date, or

(ii) To facilitate payment of the compensation, Parent shall issue at the Effective Time to the Exchange Agent a number of Parent Ordinary Shares resulting from aggregating the fractional entitlements of all Registered Shareholders (rounded downwards to the nearest whole Parent Ordinary Share) (the “Excess Shares”), which Excess Shares shall be issued and paid up in accordance with Section 3.2 and shall be held by the Exchange Agent for the benefit of the Registered Shareholders who would otherwise be entitled to a fraction of a Parent Ordinary Share. Following the Effective Time, the Exchange Agent, as agent for each such Registered Shareholder, shall sell the Excess Shares at then prevailing prices on NASDAQ in accordance with the remainder of this Section 3.1(f). The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions, but in any case within five (5) trading days after the Closing Date. The Exchange Agent shall determine the portion of the proceeds from such sale of Excess Shares to which each Registered Shareholder that would otherwise be entitled to a fraction of a Parent Ordinary Share shall be entitled, by multiplying the amount of the aggregate proceeds from the sale of all Excess Shares by a fraction the numerator of which is the amount of the fractional share interest to which such Registered Shareholder is entitled (after taking into account all Company Common Shares held immediately prior to the Effective Time by such Registered Shareholder) and the denominator of which is the number of Excess Shares.

Section 3.2 Contribution in Kind to Parent and Issuance and Delivery of Parent Ordinary Shares to Former Registered Shareholders.

(a) Prior to the filing of the Registration Statement, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (or Affiliate thereof) (the “Exchange Agent”) that is reasonably acceptable to the Company to act, among other things, as exchange agent for the Merger and to deliver the Merger Consideration to former Registered Shareholders. Parent and the Company shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the contribution of Surviving Corporation Shares to Parent pursuant to this Section 3.2(a). Immediately following the Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)), shall contribute, for the account and benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)), all of the issued and outstanding Surviving Corporation Shares that were issued to the Exchange Agent solely for the account and benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)) pursuant to Section 2.2 to Parent, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, Parent shall issue (uitgeven) and deliver (leveren) to the Exchange Agent for the account and benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)) (i) the aggregate number of Parent Ordinary Shares to be issued pursuant to

Sections 3.1(a) and (ii) the aggregate Cash Consideration to be paid pursuant to Sections 3.1(a) (such Parent Ordinary Shares and Cash Consideration, the “Consideration Fund”). In addition, Parent shall (if it does not elect to compensate for fractional entitlements to Parent Ordinary Shares in accordance with Section 3.1(f)(ii)) make available necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.1(f)(i) and any dividends or distribution which holders of Company Common Shares may be entitled pursuant to Section 3.2(h). In the event the Consideration Fund shall be insufficient to pay the Cash Consideration contemplated by Sections 3.1 (including with respect to Company Common Shares held by Registered Shareholders who did not vote in favor of the Merger but who did not exercise, or who shall have effectively withdrawn or lost, their rights to appraisal of such Company Common Shares under the Companies Act) and 3.4(d), Parent shall promptly deliver, or cause to be delivered, additional funds to the Exchange Agent in an amount that is equal to the deficiency required to make such payments.

(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Registered Shareholder whose shares were converted into Surviving Corporation Shares and the right to receive Merger Consideration pursuant to Section 3.1: a letter of transmittal, in customary form, and instructions for use, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration, cash in lieu of the issuance of any fractional shares and any dividends or distributions payable with respect to any Parent Share Consideration, if any, in each case pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration, any cash paid in lieu of the issuance of any fractional shares or dividends or distributions payable with respect to Parent Share Consideration. If any Merger Consideration is to be paid to a Person other than a Registered Shareholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the Registered Shareholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c) Any cash in the Consideration Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Registered Shareholders shall be the sole and exclusive property of Parent and the

Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the former Registered Shareholders (other than the holders of Company Common Shares to be cancelled pursuant to Section 3.1(c)) in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Registered Shareholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation for no consideration. Any Registered Shareholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article III with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration (and any amounts owed pursuant to Sections 3.1(f) and 3.2(h)) in respect thereof.

(f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any Registered Shareholder of such Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration (and any amounts owed pursuant to Sections 3.1(f) and 3.2(h)) in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, and if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Exchange Agent may so require, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all Parent Ordinary Shares issuable pursuant to this Agreement as at that record date and not held by Parent pursuant to Section 3.2(e) or Section 3.2(f) (for which unpaid distributions shall be paid by Parent in cash without interest to the Registered Shareholder upon delivery of those Parent Ordinary Shares). No dividends or other distributions declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 3.1(f) will be paid to the Registered Shareholder owning any unsurrendered Certificates or Book Entry Shares with respect to Parent Ordinary Shares represented thereby until the Registered Shareholders of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares. Subject to applicable Law, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the Registered Shareholders of such Certificates or such Book Entry Shares, as applicable, without interest (i) promptly after such surrender, such number of whole Parent Ordinary Shares issued in exchange for the Surviving Corporation Shares into which the Company Common Shares represented by such Certificates or Book Entry Shares were converted pursuant to Section 3.1(a), the Cash Consideration payable in exchange therefor, in each case pursuant to Section 3.1(a), along with payment in lieu of fractional shares pursuant to Section 3.1(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.

Section 3.3 Shares of Dissenting Shareholders. At the Effective Time, each Dissenting Share shall be converted into one Surviving Corporation Share and, unless otherwise required by applicable Law, such Surviving Corporation Share shall be converted into the right to receive the Merger Consideration from the Exchange Agent. Any Dissenting Shareholders shall receive payment of the Merger Consideration only upon such final determination of the claim relating to those Dissenting Shares, and, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, shall be entitled to receive, following the decision of the court, a cash payment in an amount equal to the difference between the Appraised Fair Value and the value of the Merger Consideration from the Surviving Corporation by payment within thirty (30) days after the Appraised Fair Value is finally determined pursuant to such appraisal procedure. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or attempted withdrawal or withdrawals of such demands received by the Company and any other instruments served under the Companies Act and received by the Company relating to any Dissenting Shareholder’s right to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any and all negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. Neither the Company nor Parent shall, without the prior written consent of the other party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

Section 3.4 Treatment of Stock Options; Restricted Share Units; and Company Performance Restricted Share Units.

(a) At the Effective Time, each outstanding Company Stock Option (whether vested or unvested) shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from Parent, on the same terms and conditions as were applicable under such Company Stock Option, that number of Parent Ordinary Shares (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of Company Common Shares subject to such Company Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of Company Common Shares subject to such Company Stock Option and (B) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price, at an exercise price per Parent Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the Company Common Shares subject to such Company Stock Option by (2) the aggregate number of Parent Ordinary Shares to be subject to such Company Stock Option after giving effect to the adjustments in this Section 3.4(a) (each, as so adjusted, a “Converted Parent Option”). All rounding described in this Section 3.4(a) shall be done on an aggregate basis.

(b) The Converted Parent Options shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Equity Plans) as the Company Stock Options and otherwise shall have the same terms and conditions as such Company Stock Options; provided, that Parent shall convert Company Stock Options into Converted Parent Options in a manner that would not cause the Converted Parent Options to be treated as the grant of a new stock right for purposes of Section 409A of the Code. After such assumption and conversion, the Converted Parent Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the Company Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(c) At the Effective Time, by virtue of the Merger, the unvested Company Restricted Share Units outstanding immediately prior to the Effective Time shall be converted into that number of restricted share units of Parent Ordinary Shares (“Converted RSUs”) equal to the sum of (x) the product of (A) the number of Company Common Shares subject to such Company Restricted Share Units and (B) the Exchange Ratio and (y) the product of (A) the number of Company Common Shares subject to such Company Restricted Share Units and (B) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price. Any Converted RSUs issued pursuant to this Section 3.4(c) shall be subject to the same terms and conditions as were applicable under such Company Restricted Share Units (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(d) At the Effective Time, by virtue of the Merger, the unvested Company Performance Restricted Share Units outstanding immediately prior to the Effective

Time shall be converted into that number of restricted share units of Parent Ordinary Shares (“Converted PRSUs”) equal to the sum of (x) the product of (A) the number of Company Common Shares subject to such Company Performance Restricted Share Units (giving effect to the last sentence of this Section 3.4(d)) and (B) the Exchange Ratio and (y) the product of (A) the number of the number of Company Common Shares subject to such Company Performance Restricted Share Units (giving effect to the last sentence of this Section 3.4(d)) and (B) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price. Any Converted PRSUs issued pursuant to this Section 3.4(d) shall be subject to the same terms and conditions as were applicable under such Company Performance Restricted Share Units (after giving effect to any applicable change in control or other accelerated vesting provisions, for which purposes this transaction shall constitute a change in control). Prior to the Effective Time, solely to the extent required as of the date hereof under the terms of the applicable award agreement governing a Company Performance Restricted Share Unit, the Company shall take all actions (including causing its board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Company Equity Plans to take all actions) to determine the level of performance achieved with respect to each such outstanding Company Performance Restricted Share Unit.

(e) Prior to the Effective Time, the Company shall take all actions necessary to effectuate the provisions set forth in this Section 3.4; provided, that no action taken by the Company shall be required to be irrevocable until immediately prior to the Effective Time. The parties shall, to the extent necessary minimize the tax impact of the provisions set forth in this Section 3.4, cooperate in good faith prior to the Effective Time to develop a mechanism with respect to Company Stock Options, Company Restricted Share Units and Company Performance Restricted Share Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.5 Parent Capital Increase. Prior to the Effective Time, Parent shall take or cause to be taken all such steps as may be required for Parent to issue the Parent Ordinary Shares, the Converted Parent Options (and the Parent Ordinary Shares underlying such options) the Converted PRSUs (and the Parent Ordinary Shares underlying such units) and the Converted RSUs (and the Parent Ordinary Shares underlying such units) in respect of the Merger (the “Parent Capital Increase”), including the due preparation of (i) any required board and shareholders resolutions, (ii) the instruments of issuance and (iii) the description of the contribution in kind and the receipt of the accountant’s statement pursuant to Section 2.94b of the Dutch Civil Code confirming the valuation of the in kind capital raise.

Section 3.6 Withholding Rights. The Exchange Agent, Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law (and to perform any actions that may be required in this context). To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. If Parent determines that any withholding described in this Section 3.6 may be required by reason of the jurisdiction or Tax Residence of the Company or any of its Subsidiaries, Parent shall notify the Company of any such requirement as soon as reasonably practical after such determination is made by Parent and shall reasonably cooperate in good faith with the Company to reduce or eliminate any such withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Reports filed by the Company following January 1, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), but only to the extent such Company SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or (b) in the Company Disclosure Schedule (subject to Section 9.4), the Company represents and warrants to Parent and Sub as follows:

Section 4.1 Organization.

(a) The Company is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company (i) has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; and (iii) has all corporate power and authority required to carry on its business as currently conducted.

(c) The Company has made available to Parent (i) accurate and complete copies of the memorandum of association and bye-laws (or equivalent constituent documents), including all amendments thereto through the date hereof, of the Company and its Subsidiaries, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company’s board of directors and all committees thereof since January 1, 2013 through the date hereof. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the memorandum of association or bye-laws (or equivalent constituent documents), including all amendments thereto, of such entity.

Section 4.2 Capitalization; Subsidiaries.

(a) The authorized share capital of the Company is $10,000,000 consisting of 900,000,000 Company Common Shares and 100,000,000 Company Preferred Shares. As of the close of business on February 25, 2015, there were issued and outstanding (i) 307,034,539 Company Common Shares (and 37,180 Company Common Shares issued and held by the Company in treasury), (ii) zero Company Preferred Shares, (iii) Company Stock Options to purchase an aggregate of 8,692,596 Company Common Shares (of which options to purchase an aggregate of 2,344,261 Company Common Shares were exercisable), (iv) 10,619,780 Company Restricted Share Units (of which 150,901 are vested Company Restricted Stock Units), (v) 2,238,939 Company Common Shares underlying Company Performance Restricted Share Units (assuming achievement of the target level of performance at the end of the applicable performance period) and 3,333,347 Company Common Shares underlying Company Performance Restricted Share Units (assuming maximum performance) and (vi) one (1) Company Common Warrant exercisable for 9,534,587 Company Common Shares, with an exercise price per Company Common Share Warrant of $36.12. From the close of business on February 25, 2015 until the date of this Agreement, no Company Common Shares, Company Stock Options, Company Restricted Share Units or Company Performance Restricted Share Units have been issued or granted except for Company Common Shares issued pursuant to the exercise of Company Stock Options, the Company Common Warrant or the vesting of Company Restricted Share Units, in each case outstanding on February 25, 2015 and in accordance with their terms. All of the issued and outstanding shares of the Company’s share capital are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date hereof, other than pursuant to the Company Equity Plans or the ESPP and other than the Company Common Warrant, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in, the Company or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Company Common Shares, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital or other equity interests of the Company or any of its Subsidiaries (other than a wholly-owned Subsidiary) or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the share capital or equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. All grants of Company Stock Options, Company Restricted Share Units and Company Performance Restricted Share Units were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the NYSE Rules.

(b) All of the outstanding share capital or equivalent equity interests of each of the Company’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens, pledges, security interests or other encumbrances.

(c) All Company Common Shares that are owned by the Company as treasury stock and any Company Common Shares owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. No Company Common Shares are owned by any wholly-owned Subsidiary of the Company.

(d) No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its share capital or other equity interests, except, in each case, to or with the Company or any other Subsidiary of the Company.

(e) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its wholly-owned Subsidiaries).

(g) Prior to the date hereof, the Company has provided Parent with a complete and correct list of (i) each outstanding Company Stock Option including the date of grant, exercise price, vesting schedule and number of shares of Company Common Shares subject thereto and (ii) each Company Restricted Share Unit and Company Performance Restricted Share Unit, including the date of grant, vesting schedule and number of Company Common Shares thereof (assuming achievement of the target level of performance at the end of the applicable performance period for each Company Performance Restricted Share Unit).

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Company Shareholder Approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the memorandum of association or bye-laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.4 (iv)(A)-(D), and subject to obtaining the Company Shareholder Approval, require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of Bermuda (including the completion of the Statutory Merger Formalities), (B) the HSR Act and other Antitrust Laws, (C) NYSE Rules and listing standards and (D) the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality (a “Governmental Entity”), except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 SEC Reports; Company Financial Statements.

(a) The Company has filed or furnished, as applicable, all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2012 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto, the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (except as indicated in the notes to such Company Financial Statements and subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes, none of which either individually or in the aggregate will be material in any amount).

(c) Since January 1, 2012, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. The Company has provided or made available to Parent true and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to its independent auditors and the audit committee of its board of directors since January 1, 2012.

Section 4.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has, since December 31, 2014, incurred any liabilities or obligations of any kind whether accrued, contingent, absolute, inchoate or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, as in effect on the date hereof, or the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Company Balance Sheet”) or in the notes thereto, (b) liabilities and obligations incurred in the ordinary course of business since December 31, 2014, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) intercompany liabilities and obligations, (e) liabilities and obligations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (f) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV.

Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2014 through the date hereof, the Company (i) has not suffered a Company Material Adverse Effect and (ii) has not taken any action that would be prohibited by Section 6.1(b)(i) through Section 6.1(b)(xv) if taken after the date hereof.

Section 4.8 Material Contracts.

(a) As of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any Contract:

(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that is or creates a Partnership with any other Person that is material to the Company and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such Partnership,

(iii) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement, in each case, providing for indebtedness in excess of $100,000,000 (other than agreements between the Company and any wholly-owned Subsidiary or between wholly-owned Subsidiaries) or pursuant to which the Company or any of its Subsidiaries guarantees any material indebtedness of any other Person, (B) that materially restricts the Company’s or any Subsidiary’s ability to incur Indebtedness or guarantee the Indebtedness of others, (C) that grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole, or (D) that provides for or relates to any interest rate derivatives, currency derivatives or other derivatives;

(iv) that is a written Contract (other than this Agreement) for the acquisition of any Person, assets or business or sale of any of its Subsidiaries, assets or businesses after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of $50,000,000 (other than intercompany agreements);

(v) under which the Company and its Subsidiaries have made or received payments in excess of $50,000,000 in calendar year 2014 (other than payments between the Company and any of its wholly-owned Subsidiaries);

(vi) under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products as of the date of this Agreement with the Company’s top ten (10) customers by revenue in 2014;

(vii) with respect to the acquisition or disposition of any Person, assets or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) pursuant to which the Company or any of its Subsidiaries has (x) continuing indemnification obligations or (y) any “earn-out” or similar contingent payment obligations, in each case, in excess of $50,000,000 (other than any Contract that provides for the acquisition of inventory, raw materials or equipment in the ordinary course);

(viii) that contains a right of first refusal, first offer or first negotiation or a call or put right with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole;

(ix) that prohibits or restricts the payment of dividends or distributions in respect of the Company’s shares or capital stock;

(x) that is a purchase or sale agreement with any Significant Customer or Significant Supplier for purchases or sales in excess of $50,000,000 in the prior fiscal year (other than purchase orders issued in the ordinary course of business that do not materially modify the terms of any underlying Contract pursuant to which such purchase orders are issued);

(xi) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors or officers or shareholders who own five percent (5%) or more of the Company Common shares, other than (i) any employee agreements and agreements entered into under any U.S. Benefit Plan or Foreign Benefit Plan, (ii) transactions conducted on an arms’ length basis or (iii) any agreements with consideration of less than $120,000;

(xii) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity which materially (i) restricts or imposes material obligations upon the Company or its Subsidiaries or (ii) materially disrupts the business of the Company and its Subsidiaries as currently conducted, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $50,000,000 after the date of this Agreement; or

(xiii) with any Governmental Entity for the purpose of fulfilling a contract or order from such Governmental Entity as the ultimate customer, that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

Each such Contract described in clauses (i)-(xiii), together with each material License-In Agreement and material Contract that relates to Intellectual Property license rights or the operation of the business of the Company or its Subsidiaries, including in connection with the sale of Company Products, in each case, as of the date of this Agreement (other than non-exclusive, “off-the-shelf” software licenses with annual fees of less than $25,000,000 entered in the ordinary course of business), is referred to herein as a “Material Contract.” True and correct copies of each Material Contract (and all material amendments, schedules and exhibits thereto) or, if applicable, form of Material Contract, have been publicly filed as exhibits to the Company SEC Reports or otherwise made available to Parent.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (ii) the Company or its Subsidiaries, on the one hand, and, to the Knowledge of the Company, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract in all material respects and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach; (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(c) As of the date hereof, the Company is not a party to or bound by any Contract that (i) contains any provisions restricting the right of the Company or any of its Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person, or (C) to develop, sell, supply, distribute, support or service any material product or technology or other asset to or for any other Person, (ii) grants exclusive rights to license, market, sell or deliver any Company Product or that contains any “most favored nation” or similar provisions in favor of the other party with total Contract value in excess of $50,000,000 in the prior fiscal year, or (iii) other than Contracts with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business, following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any Intellectual Property of Parent and any of its Subsidiaries (excluding the Company and its Subsidiaries).

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each U.S. Benefit Plan and each Foreign Benefit Plan. With respect to each U.S. Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies), (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) the most recent annual report (including all schedules), (iv) if the U.S. Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS, (v) the most recent actuarial reports and financial statements and (vi) all material correspondence relating to any U.S. Benefit Plan with any Governmental Entity during the past year. With respect to each Foreign Benefit Plan, the Company has made available to Parent a true and complete copy of the plan document or a summary of the material terms thereof.

(b) With respect to each U.S. Benefit Plan, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each such U.S. Benefit Plan is in compliance and has been administered in accordance with its terms and applicable Law, including ERISA and the Code and (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted. Each U.S. Benefit Plan intended to be qualified under section 401(a) of the Code is the subject of an unrevoked favorable determination letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.

(c) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a U.S. Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA; (ii) has any material liability with respect to any “defined benefit plan,” whether or not subject to ERISA; (iii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a U.S. Benefit Plan that is a

“multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); and (iv) has any material liability, contingent or otherwise, under Title IV of ERISA with respect to a U.S. Benefit Plan.

(d) Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance (other than health care continuation coverage as required by Law).

(e) Except contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or materially increase the amount of any compensation due, to any current or former Service Provider, (ii) materially increase any benefits otherwise payable under any U.S. Benefit Plan or Foreign Benefit Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust) or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any current or former Service Provider or (iv) limit or restrict the right of the Company to merge, amend or terminate any U.S. Benefit Plan or Foreign Benefit Plan. Without limiting the generality of the foregoing, no amount payable to any current or former Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any U.S. Benefit Plan or other compensation arrangement would be nondeductible under Sections 280G or 162(m) of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(f) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Benefit Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and (iii) each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment.

(g) Except as set forth on the Company SEC Reports, neither the Company nor any Subsidiary of the Company has, or would reasonably be expected to incur, any material liability, contingent or otherwise, with respect to the Motorola Plans.

Section 4.10 Litigation. There is no Action pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no investigations by any Governmental Entity pending, or threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Company

Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order, settlement or decree except for those that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Compliance with Law.

(a) The Company and its Subsidiaries (i) are, and have at all times since January 1, 2012, been in compliance with applicable Laws; and (ii) since January 1, 2012, have not received any written notice from any Governmental Entity alleging, or to the Knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries are and have at all times since January 1, 2012, been in compliance with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions, except for such non-compliance that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its Subsidiaries has, since January 1, 2012, engaged in, nor is now knowingly engaging in, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List, or any other Governmental Entity, or (ii) any Person in Cuba, Iran, Sudan, Syria, or North Korea. Without limiting the foregoing, to the Knowledge of the Company, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or licenses or other approvals, that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, since January 1, 2012, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent, director, officer, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;

(ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor and employment matters, which are subject exclusively to the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16, respectively.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth all material (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by the Company or any of its Subsidiaries as of the date of this Agreement. With respect to each of the foregoing items of Intellectual Property, (A) the Company and/ or one or more of its Subsidiaries are the sole owners and possess all right, title, and interest in and to such item, free and clear of any Lien, except for Permitted Liens; (B) such item is not subject to any outstanding injunction, judgment, order, decree or ruling; and (C) no Action of which the Company has received notice is pending or, to the Knowledge of the Company, threatened that challenges the legality, validity, enforceability, registrations, or Company’s ownership of such item; except to the extent that the failure of any of the foregoing clauses (A), (B) or (C) to be true and correct would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a list of all material agreements under which, as of the date of this Agreement, the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs, including but not limited to licenses to IT software services or productivity tools, that the Company and any of its Subsidiaries use in the ordinary course of business and general patent cross licenses that the Company and any of its Subsidiaries entered into in the ordinary course of business (such agreements being referred to as “License-In Agreements”). (i) Each License-In Agreement is in full force and effect; (ii) each License-In Agreement will continue to be in full force and effect immediately following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries is in breach under any such License-In Agreement; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written complaint, claim, demand, or notice during the past three (3) years alleging any infringement or misappropriation of third-party Intellectual Property, excluding any of the forgoing that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years.

(d) The Company uses commercially reasonable efforts to protect and preserve its rights in any material proprietary Intellectual Property. All employees and independent contractors who create or contribute to material Intellectual Property owned by Company have assigned to Company in writing all of their rights therein that did not initially vest with Company or any of its Subsidiaries by operation of law.

(e) The Company is in compliance in all material respects with all applicable Laws and regulations governing the collection, interception, storage, receipt, purchase, sale, transfer and use of personal, consumer, or customer information (“Customer Information”). The Company uses commercially reasonable actions to protect the confidentiality and security of Customer Information and its systems and other data, and, to the Knowledge of the Company, there have been no violations or unauthorized access to same.

Section 4.13 Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved.

(c) The Company and each of its Subsidiaries have withheld all material Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Company, would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(h) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(i) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No written claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved.

Section 4.14 Real Property and Tangible Assets.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns good and marketable fee simple title or has valid leasehold title (as applicable) to the real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and the leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property as of the date of this Agreement (the “Real Property Lease”, together with the Owned Real Property, the “Company Real Property”) and other tangible assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens and (ii) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is not under any Real Property Lease (i) any existing default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or (ii) to the Knowledge of the Company, any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

Section 4.15 Environmental.

(a) Except for noncompliance that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all, and has not violated any, Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of permits and other governmental authorizations required for their operations under Environmental Laws, and compliance with the terms and conditions thereof.

(b) There is no Environmental Claim pending against or, to the Knowledge of Company, threatened against or affecting the Company or any Subsidiary that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There are no and have been no releases or threatened releases of Hazardous Materials by or on behalf of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person, including with respect to the Company Real Property currently owned, leased or operated by the Company or any of its Subsidiaries or any other location (including any other currently or formerly owned, leased or operated property or location used for the storage, disposal, recycling or other handling of any Hazardous Materials), that require a Cleanup or that could reasonably be expected to result in liability of the Company or any of its Subsidiaries under any Environmental Law, except for any Cleanup or liability that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or, to the Knowledge of the Company, by operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company has made available to Parent copies of all material Environmental Reports containing material information to the extent in the possession or reasonably within the control of the Company or any of its Subsidiaries.

Section 4.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor, to the Knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries and no consent or approval of any works council or labor organization is required as a result of the transactions contemplated by this Agreement. There is no pending or, to the Knowledge of the Company, threatened, material labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, walkout, slowdown or lockout has occurred within the past five (5) years.

(b) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for any such proceeding that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining, (ii) the Company and its subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) withheld all amounts required by law to be withheld from the wages, salaries, and other payments to employees; and (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice).

(e) Since January 1, 2011 and except as in compliance with the Worker Adjustment and Retraining Notification Act of 1988 and any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) (i) neither the Company nor any of its Subsidiaries in the United States has effectuated a “plant closing” (as defined in the WARN Act or any similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar state or local Law) affecting any site of employment or facility of the Company or any of its Subsidiaries in the United States.

(f) To the Knowledge of the Company, except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.

(g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other material violation of any collective bargaining agreement, trade union agreement, works council agreement or regulations or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

Section 4.17 Licenses and Permits. Except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since January 1, 2012 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries; (ii) since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.18 Insurance. Except as has not had, and would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect and are sufficient for the Company and its Subsidiaries to comply with all applicable Laws, (ii) no claim for coverage pending under any such policies has been denied by an insurer, (iii) neither the Company nor any of its Subsidiaries is in breach or default of any such insurance policies or has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policies, (iv) other than in connection with ordinary course renewals, no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof and (v) all premiums due thereon have been paid in accordance with the terms of such policies.

Section 4.19 Significant Suppliers and Customers.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, for each of the years ended December 31, 2014 and December 31, 2013, was one of the ten (10) largest sources of revenues for the Company, based on amounts paid or payable (each, a “Significant Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier or other service provider of the Company was one of the ten (10) largest sources of amounts payable to suppliers for the Company, based on amounts paid or payable, for each of the years ended December 31, 2014 and December 31, 2013 (each a “Significant Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable.

Section 4.20 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and correct copy of the Company’s engagement letter with Morgan Stanley & Co. LLC relating to the transactions contemplated by this Agreement has been made available to Parent prior to the date of this Agreement.

Section 4.21 Vote Required. The affirmative vote of a majority of the issued and outstanding Company Common Shares in favor of the approval of this Agreement and the Merger (the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s share capital necessary in connection with the consummation of the Merger, the Bermuda Merger Agreement and the other transactions contemplated by this Agreement.

Section 4.22 Board Recommendation; Majority Sponsor Approval. The Company’s board of directors has unanimously (a) determined that the Merger Consideration constitutes fair value for each Company Common Share in accordance with the Companies Act and determined that this Agreement, the Bermuda Merger Agreement and the Merger are advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Bermuda Merger Agreement, including the Merger and the other transactions contemplated hereby and thereby and (c) subject to the other terms and conditions of this Agreement and the Bermuda Merger Agreement, resolved to recommend that the shareholders of the Company approve this Agreement, the Bermuda Merger Agreement and the Merger, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified. The Company has obtained the Majority Sponsor Approval (as defined in the Company Shareholders’ Agreement), and such approval has not been amended, rescinded or modified.

Section 4.23 Opinion of Financial Advisors. The board of directors of the Company has received from the Company’s financial advisor, Morgan Stanley & Co. LLC, an opinion, to the effect that, as of the date of such opinion and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the Registered Shareholders is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date hereof for information purposes only.

Section 4.24 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Bermuda Merger Agreement and the transactions contemplated herein and therein (including the Merger).

Section 4.25 Investigation by Company.

(a) The Company has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent and its Subsidiaries. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis, and the Company acknowledges that, except for the representations and warranties of Parent and Sub expressly set forth in Article V and Section 6.7(d), none of Parent, Sub, nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, none of Parent or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to the Company with respect to (a) any projections, estimates or budgets for Parent or its Subsidiaries or (b) any material, documents or information relating to Parent or its Subsidiaries made available to the Company or its Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly set forth in Article V and Section 6.7(d).

(b) In connection with the Company’s investigation of Parent, the Company has received from Parent and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of Parent and its Subsidiaries and certain business plan information of Parent and its Subsidiaries. The Company acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that the Company and its Representatives shall have no claim against any Person with respect thereto. Accordingly, the Company acknowledges that, without limiting the generality of this Section 4.25, neither Parent, Sub nor any Person acting on behalf of Parent or Sub has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed (a) in the Parent SEC Reports filed by Parent following January 1, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or that otherwise constitute risk factors or that are cautionary, predictive or forward looking in nature), but only to the extent such Parent SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or (b) in the Parent Disclosure Schedule (subject to Section 9.4), Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.

(a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Sub is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has made available to the Company a copy of Parent’s articles of association (statuten), as last amended on August 2, 2010, and the memorandum of association and bye-laws of Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of, respectively, its articles of association and its memorandum, bye-laws and other equivalent organizational documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Shareholder Approval as described in Section 5.17, to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub (the written consent of the sole shareholder of which has not been modified or revoked), and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and, subject to obtaining the Parent Shareholder Approval as described in Section 5.17, the consummation by them of the transactions contemplated hereby (other than, with respect to the Merger, executing and delivering the Bermuda Merger Agreement and performing the obligations of Sub set forth thereunder), the filing of the Merger Application with the Registrar pursuant to the Companies

Act and the approval of this Agreement and the transactions contemplated hereby (collectively the “Statutory Merger Formalities”) by Parent in its capacity as sole shareholder of Sub (which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of association (statuten), as last amended on August 2, 2010 of Parent or the memorandum of association or bye-laws of Sub, as currently in effect, (ii) assuming compliance with the matters referred to in Section 5.3(iv)(A)-(D), and subject to obtaining the Parent Shareholder Approval as described in Section 5.17, require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of Bermuda (including the completion of the Statutory Merger Formalities), (B) the HSR Act and other Antitrust Laws, (C) Nasdaq Rules and listing standards and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with or notification to, or require Parent to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 SEC Reports; Parent Financial Statements.

(a) Parent has filed or furnished, as applicable, all reports and other documents with the SEC required to be filed or furnished by Parent since January 1, 2012 (such documents, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and including any amendments thereto the “Parent SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by Parent with the SEC have been so filed or furnished on a timely basis. As of their respective filing dates, or, if applicable, as of the time of their most recent amendment, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act and (ii) did

not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date hereof, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

(b) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (except as indicated in the notes to such Company Financial Statements and subject, in the case of unaudited statements to normal year-end adjustments and the absence of footnotes, none of which either individually or in the aggregate will be material in any amount).

(c) Since January 1, 2012, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each annual report on Form 20-F and each interim report on Form 6-K included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has not failed to disclose to its outside auditors and the audit committee of its board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. Parent has provided or made available to the Company true and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to its independent auditors and the audit committee of its board of directors since January 1, 2012.

Section 5.5 Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2014 through the date hereof, Parent (i) has not suffered a Parent Material Adverse Effect or (ii) has not taken any action that would be prohibited by Section 6.1(d)(i) through Section 6.1(d)(v) if taken after the date hereof.

Section 5.6 Compliance with Law. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 5.6 shall not apply to Taxes, which are subject exclusively to the representations and warranties in Section 5.7.

Section 5.7 Taxes.

(a) Each of Parent and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with applicable accounting standards) all material Taxes due and payable other than such Taxes as are being contested in good faith by Parent or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of Parent or its Subsidiaries pending and neither Parent nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against Parent or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved.

(c) Parent and each of its Subsidiaries have withheld all material Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between Parent and/or any of its Subsidiaries, or (ii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f) There are no material Liens for Taxes upon the assets of Parent or any of its Subsidiaries that are not provided for in the Parent SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith.

(g) No private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Parent or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(h) In the last two years, none of Parent or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(i) Neither Parent nor any of its Subsidiaries (A) is or has been in the past five years a member of a group (other than a group the common parent of which is Parent or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law.

(j) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No written claim has been made by any taxing authority in a jurisdiction where Parent or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction other than any such claims that have been resolved.

Section 5.8 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than those incidental to its formation or otherwise in connection with the transactions contemplated hereby.

Section 5.9 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.10 Share Ownership. None of Parent, Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Shares or any options, warrants or other rights to acquire Company Common Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 5.11 Investigation by Parent and Sub.

(a) Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV and Section 6.7(c), none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly set forth in Article IV and Section 6.7(c).

(b) In connection with Parent’s and Sub’s investigation of the Company, each of Parent and Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Sub is familiar with such uncertainties, that each of Parent and Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent and Sub and its Representatives shall have no claim against any Person with respect thereto. Accordingly, each of Parent and Sub acknowledges that, without limiting the generality of this Section 5.11, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 5.12 Litigation. There is no Action pending against or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date of this Agreement, there are no investigations by any Governmental Entity pending, or threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order, settlement or decree except for those that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.13 Capitalization; Subsidiaries.

(a) The authorized share capital (maatschappelijk kapitaal) of Parent consists of 430,503,000 Parent Ordinary Shares and 645,754,500 Parent Preferred Shares. As of the close of business on February 26, 2015, there were issued (geplaatst) (i) 251,751,500 Parent Ordinary Shares (with 18,493,961 Parent Ordinary Shares held by Parent in treasury), (ii) zero Parent Preferred Shares, (iii) Parent Options to purchase an aggregate of 10,422,806 Parent Ordinary Shares (of which options to purchase an aggregate of 5,492.909 Parent Ordinary Shares were exercisable), (iv) 3,447,591 Parent restricted stock units and (v) 3,045,034 Parent performance stock units and (vi) warrants for Parent Ordinary Shares exercisable for approximately 1.9 million Parent Ordinary Shares. From the close of business on February 26, 2015 until the date of this Agreement, no Parent Ordinary Shares or Parent Preferred Shares have been issued or granted except as expressly permitted by Section 6.1(d) and for Parent Ordinary Shares issued pursuant to the exercise of Parent Options, warrants for Parent Ordinary Shares or the vesting of any restricted or performance stock units of Parent, in each case outstanding on February 26, 2015, and in accordance with their terms. All of the issued shares of Parent’s share capital are duly authorized, validly issued (uitgegeven) and fully paid (volgestort). All of the rights granted and not yet exercised to subscribe for shares of Parent’s share capital are duly authorized and free of preemptive rights. As of the date hereof, other than pursuant to any equity plans or employee share purchase plans of Parent, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, depositary receipts in respect of shares (certificaten van aandelen), agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any share capital or other equity interest (or securities convertible or exchangeable into such share capital or equity interest) in, Parent or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Parent Ordinary Shares, (iii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital or other equity interests of Parent or any of its Subsidiaries or (iv) voting trusts or similar agreements to which Parent is a party with respect to the voting of the share capital or equity interests of Parent. There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. All warrants for Parent Ordinary Shares and Parent restricted stock units and Parent performance stock units were validly issued and properly approved by the board of directors of Parent (or a committee thereof) in accordance with the equity plans or employee share purchase plans of Parent including the Nasdaq Rules.

(b) All of the outstanding share capital or equivalent equity interests of each of Parent’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material Liens, pledges, security interests or other encumbrances.

(c) No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such

Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Parent or any other Subsidiary of Parent. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem or otherwise acquire any of its share capital or other equity interests.

(d) Neither Parent nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of Parent, which interest or investment is material to Parent and its Subsidiaries, taken as a whole.

(e) Neither Parent nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in any wholly-owned Subsidiaries of Parent).

(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s financial statements.

Section 5.14 Financing. Parent has delivered to the Company true, complete and correct copies of an executed commitment letter, together with the related fee letter (subject to redaction solely of fee amounts, original issue discount amounts, pricing caps and other economic provisions that are customarily redacted in connection with merger agreements of this type, provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing (other than through the operation of original issue discount)), each in effect as of the date of this Agreement (together, as they may be amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with Section 6.13, the “Debt Commitment Letter”) from the lenders (including any lenders, lead arrangers, bookrunners, syndication agents or similar entities who become party thereto by joinder or otherwise, the “Lenders”), to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). The Debt Commitment Letter has not been amended or modified in any manner as of the date hereof. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and as of the date hereof, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is (a) in full force and effect and (b) the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, whether considered in a proceeding in equity or at law. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the accuracy of the representations and warranties set forth in Article IV to the extent necessary to satisfy the condition in Section 7.2(a) and performance by the Company of its obligations under this Agreement to the extent necessary to satisfy the condition in Section 7.2(b), the net proceeds contemplated by the Debt Commitment Letter, together with cash on hand that will be available on the Parent Balance Sheet as of the Closing Date, will, in the aggregate, be sufficient for Parent and the Company to pay all of the cash amounts required to be provided by Parent for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Merger, all related fees and expenses required to be paid as of the date of the consummation of the Merger and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Notes and the Company Credit Agreement and all amounts payable pursuant to Sections 6.14(b), 6.14(c) and 6.14(d). As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default or breach or failure to satisfy a condition precedent by Parent under the terms and conditions of the Debt Commitment Letter and (ii) assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2 and completion of the Marketing Period, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis on or prior to the Closing Date or that the Debt Financing will not be available to Parent on the date of the Closing. In connection with the consummation of the transactions contemplated by this Agreement, no consents, waivers or modifications to any indebtedness of Parent or its Subsidiaries is necessary to incur the Debt Financing contemplated by the Debt Commitment Letter.

Section 5.15 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has, since December 31, 2014, incurred any liabilities or obligations of any kind whether accrued, contingent, absolute, inchoate or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of Parent and its consolidated Subsidiaries prepared in accordance with GAAP, as in effect on the date hereof, or the notes thereto, except for (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of Parent and its consolidated Subsidiaries included in Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014 (“Parent Balance Sheet”) or in the notes thereto, (b) liabilities and obligations incurred in the ordinary course of business since December 31, 2014, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) intercompany liabilities and obligations, (e) liabilities and obligations that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (f) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article V.

Section 5.16 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) that the Company is Solvent immediately prior to Closing (without giving effect to the Debt Financing or the other transactions contemplated herein), (b) satisfaction of the conditions to Parent’s and Sub’s obligations to consummate the Merger as set forth herein, (c) the reasonableness of any estimates, projections or forecasts of the Company and its Subsidiaries provided to Parent and that such estimates, projections or forecasts have been prepared in good faith based upon assumptions that were reasonable and (d) the accuracy of the representations and warranties of the Company set forth in Article IV in all material respects (but without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein) immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Parent will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

Section 5.17 Vote Required. The Merger, the Parent Capital Increase, the issuance of Converted Parent Options, and all other transactions contemplated by this Agreement can be duly approved and resolved upon by Parent’s general meeting of shareholders (algemene vergadering van aandeelhouders) by a simple majority of the votes validly cast by those shareholders of Parent duly present or represented at such meeting (the “Parent Shareholder Approval”). The Parent Shareholder Approval is the only vote of the holders of any class of shares in the share capital of Parent necessary to approve and to resolve upon the Merger, the Parent Capital Increase, the issuance of Converted Parent Options and all other transactions contemplated by this Agreement.

Section 5.18 Board Recommendation. Parent’s board of directors has (a) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its shareholders, (b) recommended approval of this Agreement and the Bermuda Merger Agreement, including the Merger, the Parent Capital Increase, the issuance of Converted Parent Options and all other transactions contemplated by this Agreement and (c) subject to the other terms and conditions of this Agreement and the Bermuda Merger Agreement, resolved to recommend that the shareholders of Parent approve and resolve upon, the Merger, the Parent Capital Increase, the issuance of Converted Parent Options and all other transactions contemplated by this Agreement, and, as of the date of this Agreement, none of such actions by Parent’s board of directors has been amended, rescinded, or modified.

Section 5.19 CFIUS. Neither Parent nor Sub is a foreign entity, as defined in the DPA. Neither Parent nor Sub is controlled by a foreign person, as defined in the DPA.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company and Parent.

(a) During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of such specific provision.

(b) Except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:

(i) amend its memorandum of association or bye-laws (or equivalent organizational documents); provided, that the organizational documents of a Subsidiary of the Company may be amended in a way that is not material;

(ii) except for Company Common Shares to be issued or delivered pursuant to the (x) Company Equity Plans in satisfaction of Company Stock Options, Company Restricted Share Units and Company Performance Restricted Share Units outstanding on the date hereof or issued after the date hereof in accordance with the requirements of this Agreement, (y) the ESPP (subject to Section 6.10) or (z) the Company Warrant, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (A) any share capital of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any share capital or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire share capital or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any share capital or any other ownership interest of the Company or any of its Subsidiaries, or (B) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Shares outstanding on the date hereof of such share capital, other ownership interests, securities or rights in any Subsidiary of the Company (other than, in the case of (A) or (B), any such issuances, sales and dispositions by a wholly-owned Subsidiary to the Company or any other wholly-owned Subsidiary of the Company);

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Company Common Shares (except in respect of any Tax withholding or exercise price in connection with the Company Equity Plan) or other capital stock or other securities of the Company or any of its Subsidiaries (other than a wholly-owned Subsidiary);

(iv) split, combine, subdivide or reclassify any Company Common Shares or other capital stock of the Company or any of its Subsidiaries (other than a wholly-owned Subsidiary) or declare, set aside for payment or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Company Common Shares or other capital stock of the Company or any of its Subsidiaries (except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries) or otherwise make any payments to shareholders of the Company in their capacity as such;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than a wholly-owned Subsidiary), other than the Merger;

(vi) other than transactions in the ordinary course of the Company’s Intellectual Property licensing business consistent with past practice, acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof, assets (other than ordinary course purchases of assets from vendors) or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction), other than (w) acquisitions, sales or dispositions among the Company and any of its wholly-owned Subsidiaries; (x) sales of inventory, (y) acquisitions of any Person thereof, assets or other business organization or division thereof, or any equity interests, as to which the aggregate consideration for all such acquisitions does not exceed (1) $50,000,000 in any single transaction or series of related transactions or (2) $75,000,000 in the aggregate, in the case of clauses (1) and (2), in each successive ten (10) month period following the date of this Agreement; and (z) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed (1) $50,000,000 in any single transaction or series of related transactions or (2) $75,000,000 in the aggregate, in the case of clauses (1) and (2), in each successive ten (10) month period following the date of this Agreement;

(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than (u) indebtedness, guaranties, loans, advances or capital contributions between or among the Company and its wholly-owned Subsidiaries; (v) revolving loans available under the Company Credit Agreement in an amount not to exceed $200,000,000; (w)

loans, advances or capital contributions to another Person for strategic investments as to which the aggregate consideration for all such investments does not exceed $50,000,000 in each successive ten (10) month period following the date of this Agreement; (x) letters of credit issued, maintained or guaranteed by the Company or its Subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof; (y) performance bonds issued and maintained by the Company or its Subsidiaries in the ordinary course of business consistent with past practice; or (z) indebtedness for borrowed money that will be paid prior to the Closing, and which do not subject the Company to material pre-payment or other penalties that is incurred in the ordinary course of business and not in excess of $50,000,000;

(viii) (y) other than in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who are not Senior Employees, as required by applicable Law, or as required pursuant to the terms of any U.S. Benefit Plan or Foreign Benefit Plan in effect on the date hereof: (A) enter into or amend in any material respect any agreement providing material compensation or benefits to any Service Provider, except for ministerial amendments, (B) adopt or amend any material compensation or benefit plan, policy, practice, arrangement or agreement, (C) increase the benefits or compensation provided to any current or former Service Provider or grant any new cash awards to any Service Provider except for salary and/or target bonus increases and new cash awards granted in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business consistent with past practice (provided that, upon the date of such promotion or job change, the Service Provider subject to such promotion or job change shall be entitled to participate in the Executive Severance Plan for Senior Vice Presidents (“Executive Severance Plan”) only if the Service Provider meets the eligibility requirements of such plan and such Service Provider is replacing a former employee who was eligible to participate in such plan immediately prior to the effective date of such employee’s termination of employment), and (z) other than as required by applicable Law or as required pursuant to the terms of any U.S. Benefit Plan or Foreign Benefit Plan in effect on the date hereof: (A) grant any equity or equity-based awards, (B) discretionarily accelerate the vesting or payment of any equity award held by any former or current Service Provider or (C) hire or engage the services of any individual who would be a Senior Employee other than any individual replacing a former employee who was a Senior Employee;

(ix) change in any material respect (x) any of the accounting policies, procedures or methods used by the Company and its Subsidiaries unless required by GAAP, SEC rules and regulations or applicable Law or (y) with respect to the Subsidiaries of the Company, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(x) modify or amend in any material respect, or waive any material rights under, any Material Contract or any Contract set forth in Section 4.8(c), in such a way except as would not materially reduce the expected business or economic benefits thereof other than in the ordinary course of business consistent with past practice;

(xi) settle any Action against the Company or any of its Subsidiaries, other than any settlements (i) not in excess of $25,000,000 in the aggregate or (ii) where the amount paid is less than or equal to the amount reserved for such matter by it in the latest balance sheet included in the Company SEC Reports;

(xii) except for the expenditures contemplated by and consistent with (x) the capital budget set forth in Section 6.1(b)(xii) of the Company Disclosure Schedule (the “2015 CapEx Budget”) or (y) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business by the Company and approved by the board of directors of the Company and (2) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and ten percent (110%) of those set forth in the 2015 CapEx Budget, make or authorize any capital expenditures in excess of $50,000,000 in the aggregate in each successive ten (10) month period following the date of this Agreement;

(xiii) enter into any collective bargaining agreement or any other material agreement with any labor organization, works council, trade union, or other labor association;

(xiv) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund; or

(xv) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) During the period from the date of this Agreement until the earlier of the Effective Time (except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated by this Agreement or (z) as set forth in the Parent Disclosure Schedule), the business of Parent and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters addressed specifically by any provision of Section 6.1(d) shall be deemed a breach of this Section 6.1(c) unless such action would constitute a breach of such specific provision.

(d) Except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated by this Agreement or (z) as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its Subsidiaries will:

(i) amend the articles of association (statuten), as last amended on August 2, 2010 of Parent in any manner that would adversely affect (x) the holders of

Company Common Shares who receive Parent Ordinary Shares as Merger Consideration at the Effective Time in a manner different from holders of Parent Ordinary Shares prior to the Effective Time, (y) the holders of the Converted Parent Options in a manner different from holders of Parent Options prior to the Effective Time or (z) the ability of Parent to consummate the Merger and the other transactions contemplated hereby (including obtaining the Parent Shareholder Approval);

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent, other than the Merger;

(iii) issue, split, combine, subdivide or reclassify any Parent Ordinary Shares or Parent Preferred Shares or declare, set aside for payment or pay any dividend of any Parent Ordinary Shares or Parent Preferred Shares (other than (A) issuances of Parent Ordinary Shares pursuant to (x) Parent’s employee equity plans or exercise of equity-based awards granted pursuant to Parent’s employee equity plans or (y) in connection with acquisitions consistent with past practice, or (B) (x) the issuance, grant or delivery of equity-based awards granted pursuant to Parent’s employee equity plans in the ordinary course of business consistent with past practice or (y) the issuance of any securities issued in connection with the Debt Financing, any alternative financing or otherwise in connection with financing the Merger and the other transactions contemplated hereby);

(iv) acquire or agree to acquire, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, tender offer or exchange offer or similar transaction) that would be reasonably likely to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Merger, in connection with, or in compliance with, the HSR Act and other Antitrust Laws, or the expiration or termination of any applicable waiting period thereof, (b) materially delay or adversely affect in any material respect the Parent’s ability to obtain the Debt Financing (including adversely affecting the Parent’s ability to satisfy the conditions to the Debt Financing) on the date on which the Closing would otherwise occur in accordance with Section 2.3, or (c) otherwise materially delay, prevent or impede the consummation of the Merger and the other transactions contemplated hereby; or

(v) enter into any Contract, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date hereof (as long as the Company has used commercially reasonable efforts to obtain the consent of the other party to the agreement) or (iii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any invasive environmental sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries, without the prior consent of the Company. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and the Joint Defense Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement). The Company agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.

(b) Parent shall (and shall cause each of its Subsidiaries to) afford to Representatives of the Company reasonable access, in a manner not unreasonably disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Parent or any of its Subsidiaries to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Parent or any of its Subsidiaries is a party as of the date hereof (as long as Parent has used commercially reasonable efforts to obtain the consent of the other party to the agreement) or (iii) constitute a waiver of the attorney-client or other privilege held by Parent or any of its Subsidiaries; provided further, however, that nothing herein shall authorize the Company or its Representatives to undertake any invasive environmental sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries, without the prior consent of Parent. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and the Joint Defense Agreement shall apply with respect to information furnished hereunder by or on behalf of Parent, its Subsidiaries and Parent’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3 Board Recommendation; Acquisition Proposals.

(a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, or knowingly take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to its properties, books, or records, except as required by Law or pursuant to a governmental request for information, (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, or (iv) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal. The Company will, and will direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an Acquisition Proposal that has not been solicited in violation of this Agreement, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with the Company which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.3(b)) making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to Company Shareholder Approval (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal and (ii) the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or furnish such information, would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law; provided, that the foregoing shall not permit the board of directors of the Company to make a Change of Recommendation except as permitted by Section 6.3(e).

(c) The Company will as promptly as reasonably practicable (and in any event within two (2) days after receipt) notify Parent of the receipt by the Company of any Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty four (24) hours after such determination was reached). The Company will (i) provide Parent with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto (including negotiations contemplated by Section 6.3(b)), (ii) keep Parent informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to the Company (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Acquisition Proposal, (iii) promptly (and in any event within forty eight (48) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent and (iv) promptly (and in any event within twenty four (24) hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.

(d) Subject to Section 6.3(e) and 6.3(i), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A)(i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Sub, the approval or recommendation or declaration of advisability by the board of directors of the Company or any such committee thereof of the Merger as set forth in Section 6.7 or (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal (any action described in clause (i) or (ii) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal or (ii) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding the foregoing, prior to the Company Shareholder Meeting, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, make a Change of Recommendation, including to approve or recommend a Superior Proposal; provided, that:

(i) the Company notifies Parent that it intends to take such action, which notice must specify the reasons for taking such action and, if applicable, the material terms and conditions of such proposal; and

(ii) Parent shall not have proposed, within three (3) Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms which the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, (x) to cause the Superior Proposal to no longer constitute a Superior Proposal, if applicable, or (y) if the proposed Change of Recommendation is not in response to a Superior Proposal, that the failure to make a Change of Recommendation would not reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law.

(f) Subject to Section 6.3(g) and Section 6.3(i), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Parent or Sub nor any committee thereof shall, directly or indirectly, (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the approval or recommendation or declaration of advisability by the board of directors of Parent and Sub, or any such committee thereof, of the Merger and the other transactions contemplated by this Agreement as set forth in Section 6.7 (any such action being referred to as a “Change of Parent Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow Parent or Sub to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(g) Notwithstanding the foregoing, prior to the Parent Shareholder Meeting, Parent’s board of directors may, if Parent’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Parent’s directors under applicable Law, make a Change of Parent Recommendation, including to approve a Parent Superior Proposal; provided, that: (i) Parent shall not take any such action until three (3) Business Days after Parent notifies the Company in writing that it intends to take such action, which notice must specify the reasons for taking such action and the material terms and conditions of such proposal and (ii) Parent has complied with its obligations as set forth in Section 6.3(h).

(h) Parent will as promptly as reasonably practicable (and in any event within two (2) days after receipt) notify the Company of the receipt by Parent of any Parent Acquisition Proposal. Parent shall notify the Company, in writing, of any decision of its board of directors as to whether to consider any Parent Acquisition Proposal or to enter into discussions or negotiations concerning any Parent Acquisition Proposal or to provide non-public information with respect to Parent or its Subsidiaries to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Parent will (i) provide the Company with written notice setting forth all such information as is reasonably necessary to keep the Company informed in all material respects of the status and material terms of any such Parent Acquisition Proposal and of any material amendments thereto, (ii) keep the Company informed as promptly as practicable with respect to any changes to the material terms of any Parent Acquisition Proposal submitted to Parent (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Parent Acquisition Proposal, (iii) promptly (and in any event within forty eight (48) hours) following the provision of any non-public information of Parent to any such Person, provide such information to the Company (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to the Company and (iv) promptly (and in any event within 24 hours of such determination) notify the Company of any determination by Parent’s board of directors that such Parent Acquisition Proposal constitutes a Parent Superior Proposal.

(i) Nothing in this Agreement shall prohibit the board of directors of the Company or Parent from (i) taking and disclosing to the shareholders of the Company or Parent, as the case may be, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the shareholders of the Company or Parent, as applicable, that the board of directors of the Company or Parent, as applicable, determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, that the foregoing shall not permit the board of directors of the Company to make a Change of Recommendation except as permitted by Section 6.3(e) or the board of directors of Parent to make a Change of Parent Recommendation except as permitted by Section 6.3(g).

Section 6.4 Employee Benefits.

(a) For the benefit of employees of the Company and its Subsidiaries employed as of the Effective Time (the “Employees”), for a period of at least twelve (12) months following the Effective Time (or, if shorter, during an Employee’s period of employment) and subject to the applicable Law of each jurisdiction where Employees are located, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to (i) provide each Employee with base salary or wage rate and cash incentive compensation opportunity that is no less favorable than the base salary or wage rate and cash incentive compensation opportunity in effect for such Employee immediately prior to the Effective Time and (ii) provide employee benefits that are substantially similar in the aggregate to those provided to Employees by the Company immediately prior to the Effective Time (including equity or equity-based compensation other than New-Hire/Promotion Awards); provided, however, that any cash incentive compensation paid or equity or equity-based compensation granted to an Employee by the Company or any of its Subsidiaries prior to or in connection with the transactions contemplated by this Agreement, in respect to the fiscal year that includes the Closing Date, shall offset Parent’s obligations under this Section 6.4(a). Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Employee a right to continued employment with Parent, the Surviving Corporation or their Affiliates or continued receipt of any specific employee benefit.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all U.S. Benefit Plans and Foreign Benefit Plans.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of or entitlement to pension benefits, post-employment welfare benefits, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding U.S. Benefit Plan. Parent Agrees to use commercially reasonable efforts to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding U.S. Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) Prior to the Effective Time, Parent and the Company will together develop retention programs within the parameters set forth in Section 6.4(d) of the Company Disclosure Schedule in connection with the Employees continuing employment with the Surviving Corporation or Parent after the Effective Time, which programs shall be acceptable in form and substance to each of Parent and the Company.

(e) Unless Parent requests otherwise in writing, effective prior to the Closing, the Company shall terminate the Freescale Semiconductor, Inc. 401(k) Retirement Savings Plan (the “Terminated Plan”). The Company shall provide Parent with resolutions adopted by the Company’s board of directors terminating the Terminated Plan, the form and substance of which shall be subject to the reasonable advance approval of Parent. As soon as practicable following the Effective Time, with respect to the Terminated Plan, Parent shall permit or cause its Subsidiaries (including the Surviving Corporation) to permit the Employees to roll over their account balances and outstanding loan balances, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by Parent or its Subsidiaries (including the Surviving Corporation).

(f) The parties hereto acknowledge and agree that all provisions contained in this Section 6.4 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any U.S. Benefit Plan, Foreign Benefit Plan or Parent Plans or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 6.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any U.S. Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Company Subsidiary or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.

Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this

Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that neither Parent nor the Company will be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) the Company’s board of directors has effected a Change of Recommendation pursuant to Section 6.3(e) or if Parent’s board of directors has effected a Change of Parent Recommendation pursuant to Section 6.3(g), or (b) such press release or public announcement consists of information previously disclosed in a previously distributed press release or public announcement.

Section 6.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the bye-laws of the Company, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the bye-laws of the Company. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective memorandum of association and bye-laws (or comparable organizational or governing documents) or in any agreement.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this

Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) This Section 6.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and bye-laws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Company Shareholder Meeting; Parent Shareholder Meeting; Proxy Statement/Prospectus.

(a) Each of the Company and Parent shall take all action necessary in accordance with applicable Law, its organizational documents and NYSE Rules or Nasdaq Rules, as applicable, to call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement thereof, the “Company Shareholder Meeting” in the case of the Company and the “Parent Shareholder Meeting” in the case of Parent), in each case, to the extent practicable on the same day, as soon as practicable following the date hereof (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Company Shareholder Approval, in the case of the Company Shareholder Meeting, and obtaining the Parent Shareholder Approval, in the case of the Parent Shareholder Meeting. Each of the Company and Parent agrees that, unless this Agreement has been terminated in accordance with Section 8.1, its obligations pursuant to this Section 6.7 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or to Parent of any Parent

Acquisition Proposal, by the Company’s board of directors effecting any Change of Recommendation or by Parent’s board of directors effecting a Change of Parent Recommendation.

(b) In connection with the Company Shareholder Meeting and the Parent Shareholder Meeting, as soon as practicable after the date hereof (but, in any event, no later than twenty five (25) Business Days following the date of this Agreement) the Company and Parent shall prepare and file with the SEC a Registration Statement on Form F-4 (or similar successor form) in connection with the issuance of Parent Ordinary Shares in the Merger (including amendments or supplements thereto) (the “Registration Statement”), in which the Proxy Statement/Prospectus relating to the Merger and this Agreement shall be included (the “Proxy Statement/Prospectus”) and furnish the information required to be provided to the shareholders of (i) the Company pursuant to the Companies Act and the Exchange Act and (ii) Parent pursuant to the Laws of the Netherlands and the Exchange Act. Parent and the Company will provide each other with any information which may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 6.7. Each of Parent and the Company will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of the Company and Parent, respectively, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Proxy Statement/Prospectus shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (unless there has been a Change of Recommendation pursuant to Section 6.3(e)) and the recommendation of Parent’s board of directors that Parent’s shareholders approve the Merger and the issuance of the Parent Ordinary Shares (the “Parent Recommendation”) (unless there has been a Change of Parent Recommendation pursuant to Section 6.3(g)).

(c) The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy

Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of the Company and Parent, respectively, and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholder Meeting or the Parent Shareholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(d) Each of Parent and Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Sub agrees that none of the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of the Company and Parent, respectively, and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Shareholder Meeting or the Parent Shareholder Meeting any fact or event relating to Parent or Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. Parent agrees that the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Section 6.8 Reasonable Best Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings contemplated by applicable foreign Antitrust Laws set forth on Section 6.8(a) of the Company Disclosure Schedule (collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within (60) calendar days of the date of this Agreement and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within sixty (60) calendar days of the date of this Agreement; provided, however, that, in the case of this clause (ii), if a party is not prepared to file any such submission or filing within such period, its senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection with the Foreign Antitrust Approvals or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.

(b) Each of the Company and Parent agrees, and shall cause each of its Subsidiaries, to use its reasonable best efforts to take any and all other actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Merger and the other transactions contemplated hereby to occur prior to the Termination Date, including with respect to (but not limited to) (y) complying with or modifying any requests for additional information (including any second request) by any Governmental Entity as soon as reasonably practicable and advisable and (z) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Subject to the other provisions of this Section 6.8, Parent shall have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the Antitrust Laws.

(c) Parent agrees, and shall cause each of its Subsidiaries, as applicable, to (i) enter into a definitive agreement with any Person or Persons (other than the Company or any of its Subsidiaries) to sell, divest, license or otherwise dispose of such RF Power Business of either Parent or the Company and any other related assets to the extent necessary to make such RF Power Business viable as owned by the purchaser thereof, including assets used by such RF Power Business, employees dedicated to such RF Power Business, supply arrangements as reasonably necessary to make such RF Power Business viable as owned by the purchaser and can be supplied by Parent, the transfer of Intellectual Property rights to the extent such Intellectual Property rights are exclusively used for the purpose of such RF Power Business and a royalty-free worldwide license on Intellectual Property rights which are not exclusively used for the purpose of such RF Power Business, but excluding assets and employees used in wafer manufacturing and wafer testing, and excluding assets and employees used in packaging, assembly and final product testing to the extent not primarily used for such RF Power Business; (ii) take any such other actions and accept any other restrictions on the activities of such RF Power Business being sold in the case of clauses (i) and (ii) sufficient to obtain approval or clearance of the transactions contemplated by this Agreement by the relevant Governmental Entities (an “RF Sale”), as promptly as practicable following the date hereof (provided that the closing of such RF Sale may be conditioned upon the Closing occurring hereunder); and (iii) use reasonable best efforts to take any and all other actions and accept any restrictions with respect to the business activities of Parent or Company, including with respect to either Parent’s or Company’s RF Power Business that is not subject to the RF Sale, necessary to obtain approval or clearance of the transactions contemplated by this Agreement by the relevant Government Entities, provided that nothing contained in this clause (iii) shall require or obligate Parent to agree to or otherwise cause to be taken any action if such action would reasonably be likely to have a material adverse impact on any business line of Parent (disregarding, for these purposes, any adverse impact resulting from an RF Sale). Parent shall have the right to determine and select (in its sole discretion) the assets, rights, products or businesses included within any RF Sale or other action or restriction taken pursuant to clause (iii), above, and the Company shall not without the prior written consent of Parent agree to or otherwise cause to be taken any RF Sale or any other action pursuant to this Section 6.8(c).

(d) Subject to the terms hereof, and except with regard to the Antitrust Laws which shall be governed by Section 6.8(a), Section 6.8(b) and Section 6.8(c), the Company, Parent and Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by the Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of the Company or its Subsidiaries will be required to (nor, without the prior written consent of Parent, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Merger required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 6.8(d) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.8(a), Section 6.8(b) and Section 6.8(c).

Section 6.9 CFIUS Approval. If CFIUS requests or requires that Parent, Sub or the Company (or their respective affiliates) file a joint voluntary notice with respect to this Agreement or the Merger under 31 C.F.R. part 800.402(b) or any other authority, provided that the representations and warranties of Parent and Sub set forth in Section 5.19 remain true and accurate, each of Parent, Sub and the Company will first seek informally to demonstrate to the satisfaction of CFIUS that neither Parent nor Sub is a foreign entity under the DPA and that neither Parent nor Sub is controlled by a foreign person as defined under the DPA. If CFIUS continues to request or require a filing, each of Parent, Sub and the Company shall (i) promptly file a joint voluntary notice in accordance with the DPA and (ii) shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain CFIUS Approval. Such reasonable best efforts shall include, without limitation, engaging in prefiling discussions with CFIUS or its member agencies, promptly making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement. Such reasonable best efforts with respect to Parent and Sub shall include agreeing to any action, restriction or condition required by CFIUS or any other agency or branch of the U.S. government as a condition to obtaining the CFIUS Approval.

Section 6.10 ESPP. The board of directors of the Company or appropriate committee thereof shall take all necessary actions, including adopting any necessary resolutions or amendments, to (a) cause the Offering Period (as defined in the ESPP) (“Offering Period”) that commences after the date of this Agreement to be the final Offering Period under the ESPP, (b) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (c) to terminate the ESPP prior to the Closing Date. If the Closing is expected to occur prior to the scheduled end of the Offering Period, the Company shall take action to provide for an earlier Exercise Date (as defined in the ESPP) (“Exercise Date”) in accordance with Section 4(g) of the ESPP. Such earlier Exercise Date shall be no less than seven (7) business days prior to the Closing Date, and the Company shall notify each participant in writing, at least ten (10) days prior to the earlier Exercise Date, that the Exercise Date for his or her option (including for purposes of determining the Option Price (as defined in the ESPP) of such option) has been changed to the earlier Exercise Date and that his or her option will be exercised automatically on the earlier Exercise Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 6 of the ESPP.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Shares, Company Stock Options, Company Performance Restricted Share Units and Company Restricted Share Units pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.12 Filing of Form S-8; Listing of Additional Shares. Parent agrees to file no later than the Closing Date a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Ordinary Shares issuable with respect to Converted PRSUs, Converted RSUs and Converted Parent Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted PRSUs, Converted RSUs and Converted Parent Options assumed in accordance with this Agreement remain outstanding. Parent shall at times ensure that there will remain a sufficient amount of unissued Parent Ordinary Shares to meet its share issuance obligations under Converted PSRUs, Converted RSUs and Converted Parent Options. Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the Company Stock Options into Converted Parent Options, the conversion of the Company Restricted Share Units into Converted RSUs and the conversion of the Company Performance Restricted Share Units into Converted PRSUs and under the Laws of the Netherlands and Parent’s articles of association in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Effective Time, and the Company shall furnish to Parent any information concerning the Company and holders of the Company Restricted Share Units, the Company Performance Restricted Share Units and the Company Stock Options as may be reasonably requested by Parent in connection with any such action. Parent shall take all action necessary to cause the Parent Ordinary Shares to be issuable upon the exercise of Company Stock Options and the vesting of the Company Restricted Share Units and the Company Performance Restricted Share Units, to be authorized for listing on Nasdaq upon official notice of issuance at or prior to the Effective Time.

Section 6.13 Financing. Parent shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Merger, all related fees and expenses required to be paid as of the date of the consummation of the Merger and the funds to be provided by (or on behalf of) Parent to the Company to enable the Company to fund the repayment or refinancing of the Notes and the Company Credit Agreement, in each case to the extent required to be repaid or refinanced, and the amounts payable pursuant to Sections 6.14(b) and 6.14(c). In furtherance and not in limitation to the foregoing:

(a) Subject to the terms and conditions of this Agreement (including clauses (I) and (II) of this Section 6.13(a)), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof on or prior to the Closing Date. Parent shall not, without the prior written consent of the Company, (I) permit any amendment, supplement, replacement or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter, if such amendment, supplement, replacement, modification or waiver (A) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount), except (x) to the extent cash on hand is available and will be available as of the Closing Date on the Parent Balance Sheet in an aggregate amount at least equal to the amount of any such reduction or (y) to the extent of the outstanding aggregate principal amount of the Notes with respect to which the Consent Solicitations are successful (but taking into account all amounts payable in connection with the Consent Solicitations, including consent fees, solicitation agent fees and other expenses payable in connection with the Consent Solicitations) or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case with respect to clause (B), in a manner that would reasonably be expected (x) taking into account the expected timing of the Marketing Period, to delay or prevent or make less likely the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) to adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, in each case, as so amended replaced, supplemented or otherwise modified, relative to the ability of the Parent to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof or the definitive agreements with respect thereto (provided, that Parent may amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities, so long as such action would not reasonably be expected to materially delay or prevent the Closing or adversely impact Parent’s ability to enforce its rights under the Debt Commitment Letter) or (II) terminate the Debt Commitment Letter unless at the time of such termination such Debt Commitment Letter is replaced with a new commitment letter that, were it structured as an amendment to the Debt Commitment Letter, would satisfy the requirements of the foregoing clause (I) (which replacement commitment letter shall be considered the Debt Commitment Letter hereunder). Parent shall promptly deliver to the Company true, complete and correct copies of any such amendment, modification or replacement.

(b) Parent shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter (as, for the avoidance of doubt, may be amended, modified or replaced pursuant to the terms and conditions of this Agreement), (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions consistent with the terms and conditions contained in the Debt Commitment Letter or, if available, obtain alternative financing on other terms that are acceptable to Parent, provided, that (i) Parent promptly provides notice to the Company of such alternative financing, and (ii) the terms of such alternative financing are (x) in respect of certainty of funding, equivalent in all material respects to (or more favorable to the Company than) the conditions set forth in the Debt Commitment Letter as in effect on the date hereof and (y) not less beneficial in any material respect to Parent in terms of its ability to enforce its rights in connection with such alternative financing, relative to Parent’s ability to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or the definitive agreements with respect thereto (any such permitted replacement, amended, modified or alternative financing to the Debt Financing, including any potential issuance of cash convertible or other notes by Parent or its Subsidiaries, collectively with the Debt Financing, the “Available Financing”), (C) to satisfy on a timely basis, taking into account the expected timing of the Marketing Period, and in a manner that will not impede the ability of the parties to consummate the Merger, all conditions to receipt of the full amount of the Available Financing at the Closing set forth therein that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Debt Commitment Letter (or, as applicable, the conditions in connection with other Available Financing), to consummate the Available Financing at or prior to the Closing, (D) to enforce its rights under the Debt Commitment Letter relating to the Available Financing, including using reasonable best efforts to cause the Persons committing to fund the Available Financing to fund on the Closing Date the Available Financing required to consummate the transactions contemplated hereby and (E) to comply with its obligations under the Debt Commitment Letter relating to the Available Financing. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of all substantially final drafts and executed definitive agreements for the Available Financing, at each time promptly upon the Company’s request.

(c) Without limiting the foregoing, Parent agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Parent becomes aware of any material breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreement, or (iii) a Lender indicates either in writing or orally that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein. Without limiting Parent’s other obligations under this Section 6.13, if the commitments with respect to all or any portion of the Debt Financing expires or is terminated or all or any portion of the Debt Financing otherwise becomes unavailable or it becomes reasonably foreseeable that such events will occur, then Parent shall (x) promptly notify the Company of such event and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from the same or alternative financing sources in an amount sufficient to pay all cash amounts required to be paid in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing, together with the related fee letter (subject to redaction solely of fee amounts, original issue discount amounts, pricing caps and other economic provisions that are customarily redacted in connection with merger agreements of this type, provided, that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing (other than through the operation of original issue discount)) (which new financing commitment shall be considered the Debt Commitment Letter hereunder). Parent’s obligations under this Section 6.13(c) shall apply to any other Available Financing.

(d) Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Merger and the transactions contemplated by this Agreement, including the payment of any fees and expenses and repayment or refinance of the Notes and the Company Credit Agreement and all amounts payable pursuant to Sections 6.14(b) and 6.14(c).

Section 6.14 Cooperation with Financing and Existing Indebtedness.

(a) Prior to the Closing Date, the Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide to Parent all cooperation reasonably requested by Parent in connection with the Available Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts to:

(i) prepare and furnish Parent as promptly as reasonably practicable the Financing Information and all other pertinent information and disclosures regarding the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) and customary representation letters and customary authorization letters, in each case, as may be reasonably requested by Parent and necessary to permit the consummation of the Available Financing;

(ii) assist with the preparation of Syndication and Offering Materials, as may be reasonably requested by Parent;

(iii) participate as necessary in a reasonable number of meetings (including one–on–one meetings or conference calls with parties acting as agents or arrangers for, and Lenders of, the Available Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperate with the marketing or solicitation efforts of Parent, in each case, as may be reasonably requested by Parent;

(iv) reasonably facilitate the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents;

(v) to the extent that the Company or any of its Subsidiaries are to be party to the Available Financing following the Closing Date, (A) assist in the preparation of, and execution and delivery of, any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates and related deliverables relating to the Available Financing, and other certificates or documents as may be reasonably requested by Parent, (B) obtain legal opinions of in-house or “local” counsel customary for financings similar to the Available Financing (C) reasonably facilitate the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such documents or as otherwise may be necessary to permit the consummation of the Available Financing and (D) at least two (2) Business Days prior to Closing, provide all documentation and other information about the Company that is reasonably requested by the Lenders and the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, to the extent requested by Parent in writing at least seven (7) Business Days prior to Closing;

(vi) obtain (A) drafts of customary “comfort” letters of independent accountants of the Company (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period, which such accountants would be prepared to provide upon completion of customary procedures and (B) consents of accountants for use of their reports in any materials relating to the Available Financing, in each case, as necessary and customary for financings similar to the Available Financing;

(vii) (A) cooperate reasonably with the Lenders’ due diligence, to the extent customary and reasonable, and (B) assist the Lenders involved in the Available Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto; and

(viii) reasonably assist Parent (A) in procuring public ratings for the Available Financing as necessary and (B) with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries, in each case to the extent customary and reasonable in relation to the Available Financing;

provided, however, that (x) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing, (y) the Company and its Subsidiaries shall not be required to pay any commitment or other fee, incur or reimburse any costs or expenses or make any payment in connection with the Available Financing prior to the Closing (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor) and (y) the

Company and its Subsidiaries shall not be required to incur any other liability in connection with the Available Financing prior to the Closing for which the Company or such Subsidiary is not otherwise indemnified pursuant to this Agreement

(b) The Company shall use commercially reasonable efforts to cause Freescale Sub (A) to solicit the consent of the holders of its Notes with regard to (i) such amendments and waivers set forth in Section 6.14(b) of the Parent Disclosure Schedule and (ii) any other amendments and waivers mutually agreed between the Company and Parent (such consent solicitation with regard to the Notes, a “Consent Solicitation”), and (B) if either or both such Consent Solicitations are unsuccessful, to make a change of control offer for those Notes for which the Consent Solicitation was unsuccessful in accordance with the indentures governing such Notes (each, a “Change of Control Offer”), in each case as soon as reasonably practicable, and no later than two (2) Business Days, after the later of (x) delivery by the Parent to the Company of the necessary consent solicitation statement, offer to purchase, letter of transmittal or other related documents necessary to commence such Consent Solicitation or Change of Control Offer (the “Consent and Offer Documents”) and (y) receipt of a written request from the Parent to commence such Consent Solicitation or Change of Control Offer; provided, that (i) the Parent shall reasonably consult with the Company regarding the timing of the commencement of any Consent Solicitation or Change of Control Offer and any consent or tender deadlines for the Consent Solicitations or the Change of Control Offers in light of the Company’s regular financial reporting schedule, the requirements of applicable Law and the requirements of the applicable indentures, (ii) the Parent shall reasonably consult with the Company and afford the Company a reasonable opportunity to review the material terms and conditions of the Consent Solicitations and the Change of Control Offers, (iii) the Consent and Offer Documents shall be subject to prior review of, and comment by, the Company and the Parent shall be reasonably acceptable to any such comments, (iv) the amendments and waivers obtained in any Consent Solicitation must only become operative upon Closing, but the Company shall use commercially reasonable efforts to cause any such amendments and waivers obtained in any Consent Solicitation to become effective as soon as possible after the commencement of such Consent Solicitation, (v) the Company shall not be required to commence any Change of Control Offer prior to the date that is sixty (60) days prior to the first date on which the Company and Parent reasonably expect the Closing may occur, (vi) each Change of Control Offer may be conditional on Closing and (vii) the settlement of each Change of Control Offer will be scheduled to occur, at the discretion of the Parent, on or promptly after the Closing Date. The Company shall, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide to Parent all cooperation reasonably requested by Parent in connection with such Consent Solicitations and/or Change of Control Offers (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using commercially reasonable efforts to:

(i) prepare and furnish Parent as promptly as reasonably practicable all pertinent information and disclosures regarding the Company and its Subsidiaries as may be reasonably requested by Parent to assist in the preparation of the Consent and Offer Documents;

(ii) participate as necessary in a reasonable number of meetings (including one–on–one meetings or conference calls with the holders of its 2021 Notes and/or 2022 Notes or parties acting as agents for any such holders), presentations, and generally reasonably cooperate with Parent;

(iii) assist with the preparation of, and execution and delivery of, the Consent and Offer Documents, and reasonably facilitate the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such documents or as otherwise may be necessary to permit the consummation of such Consent Solicitations and/or Change of Control Offers; and

(iv) obtain legal opinions customary for such Consent Solicitations and/or Change of Control Offers;

provided, however, that (x) no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Closing (other than the amendments and waivers obtained in any Consent Solicitation which may become effective but not operative prior to the Closing as described in clause (v) above), (y) the Company and its Subsidiaries shall not be required to pay any commitment or other fee, incur or reimburse any costs or expenses, or make any payment in connection with such Consent Solicitations and/or Change of Control Offers prior to the Closing(except to the extent that Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor), and (z) the Company and its Subsidiaries shall not be required to incur any other liability in connection with such Consent Solicitations and/or Change of Control Offers prior to the Closing for which the Company or such Subsidiary is not otherwise indemnified pursuant to this Agreement.

(c) The Company shall cause the aggregate principal amount of the outstanding 2020 Notes to be redeemed on or prior to the Closing Date by (i) furnishing to the trustee an officer’s certificate that complies with the indenture governing the 2020 Notes in relation to such redemption, (ii) transmitting, or causing to be transmitted, unconditional notices of redemption that comply with the indenture governing the 2020 Notes for the aggregate principal amount of the outstanding 2020 Notes and (iii) taking any and all other actions necessary to cause such redemption. The Company shall promptly deliver to Parent true, complete and correct copies of any officer’s certificates, notices of other documents that have been furnished or transmitted by the Company pursuant to this Section 6.14(c).

(d) The Company shall use its commercially reasonable efforts to deliver to Parent on the Closing Date, a copy of a payoff letter (subject to delivery of funds as arranged by Parent), in customary form, from the Agent (as defined in the Company Credit Agreement) under the Company Credit Agreement. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver all notices and to take all other actions to facilitate the Company Credit Agreement Termination, provided, that in no event shall this Section 6.14(d) require the Company or any of its Subsidiaries to cause such Company Credit Agreement Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds from Parent to pay in full all principal, interest, prepayment premiums, penalties, breakage costs, fees, expense reimbursements or similar obligations related to any Obligations (as defined in such Company Credit Agreement) under such Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter).

(e) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries, as applicable, in connection with the cooperation of the Company and its Subsidiaries, as applicable, contemplated by this Section 6.14. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and its Representatives) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Available Financing, the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14 and any information used in connection therewith, in each case except to the extent such losses, damages, claims, costs or expenses arise from the Company’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction.

(f) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the financings contemplated by the Debt Commitment Letter or the cooperation of the Company and its Subsidiaries contemplated by this Section 6.14 prior to the Closing (other than costs subject to reimbursement pursuant to this Section 6.14), (D) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (F) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Subsidiaries is a party, (G) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries, (H) prepare separate financial statements for any Subsidiary of the Company or change any fiscal period, or (I) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing.

(g) Parent acknowledges and agrees that, other than to Parent pursuant to this Agreement and other than out–of–pocket costs and expenses subject to reimbursement pursuant to this Section 6.14, neither the Company nor any of its Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under any Available Financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.14. All non–public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement, provided, that Parent and its Representatives shall be permitted to disclose such confidential information to the Lenders for the transactions contemplated by this Agreement and their Representatives without the prior written consent of the Company, if such Lenders and their Representatives who receive such information are subject to a confidentiality agreement for the benefit of the Company no less restrictive than the Confidentiality Agreement with respect to such information or as provided in the Debt Commitment Letter. The Company hereby consents to the use of its logo in connection with the Debt Financing.

Section 6.15 Notification of Certain Matters. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger and the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the Merger and the transactions contemplated hereby (other than such communications contemplated by Section 6.8, which shall be governed by such Section) or (c) any Actions commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Merger and the transactions contemplated hereby (including any transaction litigation brought by a shareholder of the Company or Parent, as applicable).

Section 6.16 Transaction Litigation. Subject to applicable Law, other than with respect to any litigation where Parent is adverse to the Company, the Company will give Parent the reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Action against the Company or its directors or officers relating to the Merger and the transactions contemplated hereby, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Parent, Parent will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Action against Parent or its directors or officers relating to the Merger and the transactions contemplated hereby. Prior to the consummation of the Merger, without the prior written consent of the other party hereto, a party hereto shall not settle any Action related to the Merger and the transactions contemplated hereby unless such settlement provides a full and unconditional release for the other party hereto and each officer and director of the other party to such litigation. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 6.16. The parties acknowledge that this Section 6.16 in no way limits the parties’ obligations under Section 6.8.

Section 6.17 Termination of Affiliate Contracts. Prior to the Effective Time, the Company shall take all actions necessary to terminate without payment and without any further right, obligation or liability of any Person thereunder (other than the exculpation and no recourse provisions therein) (a) the Shareholders’ Agreement, dated June 1, 2011, by and among the Company and the other parties thereto, (b) the Amended and Restated Registration Rights Agreement, dated June 1, 2011, by and among the Company and the other parties thereto, (c) the Amended and Restated Investors Agreement, dated June 1, 2011, by and among the Company and the other parties thereto, (d) the Company Common Warrants unless exercised prior to the Closing Date and (e) except for arms’ length commercial transactions, Benefit Plans, Foreign

Benefit Plans and the agreements set forth on Section 6.17 of the Company Disclosure Schedule, all other written agreements between shareholders of the Company, on the one hand, and the Company or its Subsidiaries, on the other hand. The Company shall provide to Parent evidence of such termination reasonably acceptable to Parent.

Section 6.18 Shareholders Agreements. Prior to the Closing, the Company shall cause each of the equityholders of Freescale Holdings L.P. that are contemplated to be party to a Shareholders Agreement set forth on Exhibit B to enter into the applicable Shareholder Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

(a) each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; provided, that any order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 7.1(c) of the Company Disclosure Schedule shall be disregarded for purposes of this Section 7.1(b);

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, and all consents, approvals or clearances set forth on Section 7.1(c) of the Company Disclosure Schedule shall have been obtained;

(d) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn; and

(e) the Parent Ordinary Shares issuable in the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:

(a) each of the representations and warranties of the Company (i) set forth in Section 4.2(a) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct only as of such particular date or with respect to such specific period), (ii) set forth in Section 4.1(a), Section 4.2(b), Section 4.3, Section 4.20 and Section 4.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), (iii) set forth in Section 4.7(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (excluding, however, clause (b) of the definition of Company Material Adverse Effect for the purposes of this clause (iii)) and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 7.2(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (iv), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing, including the deliverables required to be filed with the Registrar in accordance with Sections 104(H) and 108(2) of the Companies Act;

(c) Parent shall have received (i) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied and (ii) written resignations of the directors of the Company effective as of the Effective Time; and

(d) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; provided, that clause (b) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this Section 7.2(d).

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Sub (i) set forth in Section 5.13(a) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct only as of such particular date or with respect to such specific period), (ii) set forth in Section 5.1(a),

Section 5.2, Section 5.9, Section 5.13(b) and Section 5.17 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (unless such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period), (iii) set forth in Section 5.7(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (excluding, however, solely with respect to Section 5.7(i), clause (b) of the definition of Parent Material Adverse Effect for the purposes of this clause (iii)), and (iv) set forth in this Agreement, other than these sections specifically identified in clauses (i), (ii) and (iii) of this Section 7.3(a), shall be true and correct as of the date of this Agreement and as of the Closing Date (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” (or similar qualifications) or “Parent Material Adverse Effect” set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing, including the deliverables required to be filed with the Registrar in accordance with Sections 104(H) and 108(2) of the Companies Act;

(c) the Company shall have received a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; provided that, clause (b) of the definition of Parent Material Adverse Effect shall be excluded from such definition for the purpose of determining the satisfaction of this Section 7.3(d).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, or in the case of Parent or Sub, by either Parent or Sub.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to March 1, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived as of the Termination Date, then the Company or Parent may extend the Termination Date to June 1, 2016 by providing the other party a written notice of such extension on or before the Termination Date as determined without such extension;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the condition set forth in Section 7.1(b) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) has materially breached its obligations under Section 6.8(a), (b) or (c);

(iii) if the Company Shareholder Meeting shall have concluded without the Company Shareholder Approval having been obtained in accordance with the Companies Act and the bye-laws of the Company; or

(iv) if the Parent Shareholder Meeting shall have concluded without the Parent Shareholder Approval having been obtained in accordance with the Laws of the Netherlands and the articles of association (statuten), as last amended on August 2, 2010, of Parent; or

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is curable by Parent and Sub through the exercise of their reasonable best efforts and Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.2(a) would not be satisfied (assuming that the date of such determination is the Closing Date);

(ii) prior to the Parent Shareholder Meeting at which the Parent Shareholder Approval is obtained, if the board of directors of Parent or Sub shall have publicly disclosed a Change of Parent Recommendation, or approved or recommended a Parent Acquisition Proposal; or

(iii) if Parent or its Subsidiaries have materially breached Section 6.3 or Section 6.7 (unless the Parent Shareholder Approval has been obtained, in which case the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii)); or

(iv) if (x) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination is delivered by the Company to Parent), (y) Parent fails to consummate the Merger by the day the Closing is required to occur pursuant to Section 2.3 as a result of the failure of the Debt Financing to be funded and (z) the Company has given Parent written notice at least two (2) Business Days prior to such termination stating that the Company is willing and able to consummate the transactions contemplated hereby and that the Company intends to terminate this Agreement pursuant to this Section 8.1(c)(iv); or

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it is has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in Section 7.3(a) would not be satisfied (assuming that the date of such determination is the Closing Date); or

(ii) prior to the Company Shareholder Meeting at which the Company Shareholder Approval is obtained, if the board of directors of the Company shall have publicly disclosed a Change of Recommendation, or approved or recommended an Acquisition Proposal; or

(iii) if the Company or its Subsidiaries have materially breached Section 6.3 or Section 6.7 (unless the Company Shareholder Approval has been obtained, in which case Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii)).

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to the Confidentiality Agreement and this Section 8.2, and Article IX and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or willful and intentional (with the intent of breaching this Agreement) breach of this Agreement, except as set forth in Section 8.2(h).

(b) If this Agreement is terminated:

(i) by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), or

(ii) (A) this Agreement is terminated by (1) the Company or Parent pursuant to Section 8.1(b)(i) (but only if at such time Parent would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of the Company’s shareholders being taken with respect to the Merger, (2) Parent pursuant to Section 8.1(d)(i) (unless the Company Shareholder Approval has been obtained) or (3) either Parent or the Company pursuant to Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clauses (A) (1) and (2) and prior to the time of the Company Shareholder Meeting in the case of clause (A) (3), an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction, or (2) a Qualifying Transaction occurs (in each case, regardless of whether a Qualifying Transaction relates to the same Acquisition Proposal referred to in clause (B)), then the Company shall pay to Parent a termination fee of $600,000,000 (less any fee paid pursuant to Section 8.2(f)) in cash,

(x) within five (5) Business Days of any termination pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), and

(y) concurrently with the first to occur of such events referred to above in Section 8.2(b)(ii)(C);

it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion and in no event shall the Company be required to pay more than one fee pursuant to this Section 8.2, except with respect to a fee payable pursuant to Section 8.2(f) and this Section 8.2(b)(y) in the event the Agreement is terminated pursuant to Section 8.1(b)(iii). Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c) If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 8.1(b)(i), if, as of the time of such termination, the only conditions to Closing set forth in Article VII that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Sections 7.1(b) or Section 7.1(c) due to the failure to receive any required consent, approval or clearance from a Governmental Entity of competent jurisdiction under Antitrust Laws or any action by any Governmental Entity of competent jurisdiction to prevent the Merger pursuant to Antitrust Laws;

(ii) by Parent or the Company pursuant to Section 8.1(b)(ii) if the action by any Governmental Entity of competent jurisdiction to prevent the Merger is pursuant to Antitrust Laws;

then Parent shall, concurrently with such termination, in the case of a termination by Parent, or within five (5) Business Days in the case of a termination by the Company, pay the Company a fee of $300,000,000 in cash; it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(c) on more than one occasion and in no event shall Parent be required to pay more than one fee pursuant to this Section 8.2, except as set forth in Section 8.2(h). Upon payment of such fee, each of Parent and Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby; provided, that except as set forth in Section 8.2(h), nothing herein shall release any party from liability for fraud or willful and intentional (with the intent of breaching this Agreement) breach of this Agreement. All payments contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(d) If this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii); or

(ii) (A) by (1) the Company or Parent pursuant to Section 8.1(b)(i) (but only if at such time the Company would not be prohibited from terminating this Agreement by the proviso in Section 8.1(b)(i)) without a vote of Parent’s shareholders being taken with respect to the Merger, (2) the Company pursuant to Section 8.1(c)(i) (unless the Parent Shareholder Approval has been obtained) or (3) either Parent or the Company pursuant to Section 8.1(b)(iv), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clauses (A) (1) and (2) and prior to the time of the Parent

Shareholder Meeting in the case of clause (A) (3), a Parent Acquisition Proposal, and (C) within twelve (12) months after such termination, either (1) Parent enters into a definitive agreement with respect to a Qualifying Parent Transaction or (2) such a Qualifying Parent Transaction occurs (in each case, regardless of whether a Qualifying Parent Transaction relates to the same Parent Acquisition Proposal referred to in clause (B));

then Parent shall pay to the Company a termination fee of $600,000,000 (less any fee paid pursuant to Section 8.2(g)) in cash,

(x) within five (5) Business Days of any termination pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), and

(y) concurrently with the first to occur of such events referred to above in Section 8.2(d)(ii)(C);

it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(d) on more than one occasion and in no event shall Parent be required to pay more than one fee pursuant to this Section 8.2, except with respect to a fee payable pursuant to this Section 8.2(g) and this Section 8.2(d)(y) in the event the Agreement is terminated pursuant to Section 8.1(c)(iii). Upon payment of such fee, each of Parent and Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby. All payments contemplated by this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(c)(iv), then Parent shall, concurrently with such termination, pay the Company a fee of $600,000,000 in cash; it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(e) on more than one occasion and in no event shall Parent be required to pay more than one fee pursuant to this Section 8.2. Upon payment of such fee, each of Parent and Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby. All payments contemplated by this Section 8.2(e) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(f) If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), then the Company shall pay to Parent a termination fee of $120,000,000 in cash concurrently with any such termination, in the case of termination by the Company or within five (5) Business Days in the case of termination by Parent. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, other than pursuant to Section 8.2(b)(y) following the entering into of a definitive agreement with respect to, or the occurrence of, a Qualifying Transaction. All payments contemplated by this Section 8.2(f) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(g) If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company a termination fee of $120,000,000 in cash concurrently with any such termination, in the case of termination by Parent or within five (5) Business Days in the case of termination by the Company. Upon payment of such fee, each of Parent and Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby, other than pursuant to Section 8.2(d)(y) following the entering into of a definitive agreement with respect to, or the occurrence of, a Qualifying Parent Transaction. All payments contemplated by this Section 8.2(g) shall be made by wire transfer of immediately available funds to an account designated by the Company and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h) Notwithstanding anything to the contrary in this Agreement, except as expressly set forth in the next sentence, a party’s right to receive payment of a fee set forth in this Section 8.2 shall, in the circumstances in which such fee is owed pursuant to this Section 8.2, constitute the sole and exclusive remedy of such party and its Affiliates (and any other Person) against any other party hereto and their Affiliates and Representatives, Debt Financing Sources (if applicable) and respective Related Parties for any losses, damages or liabilities arising out of or related to this Agreement or the Support Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein or therein and regardless of whether such breach is intentional, unintentional, willful or otherwise), the transactions contemplated by this Agreement (or the abandonment thereof), the failure of the Closing to be consummated, the Debt Commitment Letter and the transactions contemplated therein, including the Available Financing (or the abandonment thereof), or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Solely with respect to the fee set forth in Section 8.2(c), if Parent’s willful and intentional (with the intent of breaching this Agreement) breach of its obligations under Sections 6.8(a) - (c) caused the events giving rise to the Company’s right to payment of the fee set forth in Section 8.2(c), then Parent shall pay the Company an additional fee of $300,000,000 in cash at the same time a fee is paid pursuant to Section 8.2(c); it being understood that in no event shall Parent be required to pay the fee referred to in this Section 8.2(h) on more than one occasion and in no event shall Parent be required to pay more than one fee pursuant to this Section 8.2(h). Upon payment of such fee and the fee set forth in Section 8.2(c), each of Parent and Sub shall have no further liability to the Company with respect to this Agreement or the transactions contemplated hereby.

(i) Each of the parties hereto acknowledges that the covenants and agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these covenants and agreements, the other parties hereto would not enter into this Agreement. Accordingly, if (A) the Company fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, Parent commences action in a court of competent jurisdiction which results in a judgment against the Company for the payment set forth in this Section 8.2, the Company shall pay Parent for its reasonable and documented costs and expenses actually incurred (including reasonable and documented attorneys’ fees) in connection with such action; or (B) Parent fails to timely pay any amount due pursuant to this Section 8.2, and, in order to obtain the payment, the Company commences action in a court of competent jurisdiction which results in a judgment against Parent for the payment set forth in this Section 8.2, Parent shall pay the Company for its reasonable and documented costs and expenses actually incurred (including reasonable and documented attorneys’ fees) in connection with such action; in each case together with interest on any unpaid fee, cost or expense at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company and Parent contemplated hereby, by written agreement signed by each of the parties hereto as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Registered Shareholders hereunder without the approval of such shareholders; provided, further, that no amendment, modification, consent, supplement or waiver to any of Section 8.2(h), Section 9.6(b)(iv), the last sentence of Section 9.8, the last sentence of Section 9.9, Section 9.11(d) and/or this proviso in this Section 9.1 that is adverse to the Debt Financing Sources shall become effective without the prior written consent of the adversely affected Debt Financing Sources.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a)	if to Parent or Sub, to:

NXP Semiconductors N.V. General Counsel High Tech Campus 60 5656 AG Eindhoven The Netherlands Email: guido.dierick@nxp.com Attention: Guido Dierick with a copy to:

Simpson, Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Fax: 1-212-455-2502 Email: ghorowitz@stblaw.com and ecooper@stblaw.com Attention: Gary I. Horowitz and Elizabeth A. Cooper

if to the Company, to:

Freescale Semiconductor, Ltd. 6501 William Cannon Drive West Austin, Texas 78735
Fax: (602) 648-2117 Email: Jennifer.Wuamett@freescale.com
Attention: Jennifer Wuamett
Senior Vice President, General Counsel and Secretary

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax:    1-212-735-2000

Email: Kenton.King@skadden.com, Allison.Schneirov@skadden.com and Amr.Razzak@skadden.com

Attention: Kenton J. King, Allison R. Schneirov and Amr Razzak

or to such other address (i.e., e-mail address) for a party as shall be specified in a notice given in accordance with this Section 9.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. Information provided in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an adequate response and disclosure of such facts or circumstances with respect to the corresponding section of Article IV (in the case of the Company Disclosure Schedule) or Article V (in the case of the Parent Disclosure Schedule) calling for disclosure of such information; provided, that information disclosed in one section or subsection of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be included in each other section or subsection of such Company Disclosure Schedule or Parent Disclosure Schedule in which the relevance of such information would be reasonably apparent on the face thereof. The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. References to “$”, “dollar”, or “dollars” are to the lawful currency of the United States. References to “€”, “euro”, or “euros” are to the lawful currency of the eurozone.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, Parent Disclosure Schedule and the exhibits (including the Bermuda Merger Agreement) and instruments referred to herein), the Joint Defense Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder except for (i) the rights of the Registered Shareholders to receive the Merger Consideration and the rights of the holders of the Company Stock Options and Company Restricted Share Units and Company Performance Restricted Share Units to receive the Merger Consideration, the Converted Parent Options, the Converted RSUs or the Converted PRSUs, as the case may be, following the Effective Time in accordance with Article III, (ii) except as set forth in Section 8.2(h), the right of (x) the Company, on behalf of its shareholders and the holders of the Company Stock Options, Company Restricted Share Units and Company Performance Restricted Share Units, to pursue damages in the event of Parent’s or Sub’s fraud or willful and intentional (with the intent of breaching this

Agreement) breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Sub including damages based on loss of the economic and bargain benefits of the Merger to the Company’s shareholders based on the consideration that would have otherwise been payable to holders of Company Common Shares, the loss of market value or decline in share price of such Company Common Shares or otherwise (taking into consideration relevant matters, including other combination or other opportunities and the time value of money) and (y) Parent, on behalf of its shareholders and other equityholders, to pursue damages in the event of the Company’s fraud or willful and intentional (with the intent of breaching this Agreement) breach of this Agreement, which right is hereby acknowledged and agreed by the Company including damages based on loss of the economic and bargain benefits of the Merger to Parent’s shareholders and other equityholders, the loss of market value or decline in share price of Parent Ordinary Shares or otherwise (taking into consideration relevant matters, including other opportunities and the time value of money), (iii) as provided in Section 6.6 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees), (iv) with respect to the Debt Financing Sources, Sections 8.2(h), 9.6, 9.8, 9.9 and 9.11(d) and (v) with respect to any Related Parties of each of Parent and the Company (including the equityholders of Freescale Holdings L.P.), Section 8.2(h).

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement and all Actions (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, in each case, except to the extent that (a) any provisions of this Agreement which relate to the fiduciary duties of directors or officers which arise under the Laws of Bermuda shall be governed by and in accordance with the Laws of Bermuda; (b) any provisions of this Agreement which relate to the fiduciary duties of directors or officers which arise under the Laws of the Netherlands shall be governed by and in accordance with the Laws of the Netherlands, (c) the authorization, effectiveness or effect of the Merger (including regarding the filing of the Merger Application with, and issue of the Certificate of Merger by, the Registrar) are required by statute or public policy to be governed by the Laws of Bermuda, in which case the internal Laws of Bermuda shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Merger to be effective under the Laws of Bermuda; and (d) the contribution in kind and the share issue and share delivery to the Exchange Agent referred to in Section 3.2(a) shall be governed by the Laws of the Netherlands. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing Agreement, the Debt Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the Debt Commitment Letter, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Delaware; provided, that each of the parties shall have the right to bring any Action for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction. Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and irrevocably agree (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Debt Commitment Letter, the Debt Financing Agreement, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter shall be effective service of process against them for any such Action brought in any such court, (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) to waive and hereby waive any right to trial by jury in respect of any such Action and (vi) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such Action in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Specific Performance.

(a) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Merger), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, it is explicitly agreed that the Company shall only be entitled to seek specific performance of Parent’s or Sub’s obligation to effect the Closing in accordance with Article II, if and only if (a) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing (but subject to such conditions being capable of being satisfied at the Closing if specific performance were granted)) at the time when the Closing was required to occur pursuant to Section 2.3, (b) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letter, and (c) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then the Company will take such actions that are within its control to consummate the Merger. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to effect the Closing and the payment of any damages, including any fee set forth in Section 8.2.

(c) Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that (i) the Company shall be entitled to specific performance or other equitable remedies to cause Parent and Sub to enforce their rights (including through litigation pursued in good faith) under documents relating to the Available Financing, including using reasonable best efforts to cause the Persons committing to fund the Available Financing to fund on the Closing Date the Available Financing required to consummate the transactions contemplated hereby, and (ii) in the event that any Person committing to fund the Available Financing initiates any litigation against Parent or Sub with respect to the Available Financing, or advises Parent or Sub that it intends not to provide the Available Financing in violation of the terms and conditions of the documents relating to the Available Financing, the Company shall be entitled to specific performance or other equitable remedies to require Parent and Sub to take enforcement action.

(d) None of the Debt Financing Sources will have any liability to the Company, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Company, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Related Party”), relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Related Party will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder. In no event shall the Company or any Related Party be entitled to seek the remedy of specific performance of this Agreement against the Debt Financing Sources.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.12 shall be void.

Section 9.13 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

Section 9.14 Section 338 Election. Neither Parent, Sub, nor any Affiliate or Subsidiary thereof shall make or file an election under Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company. Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FREESCALE SEMICONDUCTOR, LTD.

By:	/s/ Gregg Lowe
	Name:	Gregg Lowe
	Title:	President and Chief Executive Officer

NXP SEMICONDUCTORS N.V.

By:	/s/ Richard Clemmer
	Name:	Richard Clemmer
	Title:	President and Chief Executive Officer

NIMBLE ACQUISITION LIMITED

By:	/s/ Guido Dierick
	Name:	Guido Dierick
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Support Agreement

A-1

EXHIBIT B

Shareholders Agreement

B-1

EXHIBIT C

Form of Bermuda Merger Agreement

C-1